Exhibit 10.1
Execution Copy
AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
AMONG
TAMBORINE HOLDINGS, INC.,
SES ACQUISITION CORPORATION
SYNTHESIS ENERGY HOLDINGS, INC.
AND
THE SHAREHOLDERS OF SYNTHESIS ENERGY HOLDINGS, INC.
APRIL 4, 2005

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made and entered into on this 4th day of April 2005 (this “Agreement”), by and among Tamborine Holdings, Inc., a Mississippi corporation (the “Purchaser”), SES Acquisition Corporation, a Florida corporation and wholly owned Subsidiary of the Purchaser (“Acquisition”), Synthesis Energy Holdings, Inc., a Florida corporation (the “Corporation”), and the shareholders of the Corporation who are listed on the signature pages hereto, which represents all of the shareholders of the Corporation (collectively, the “Sellers”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 11.3 hereof.
     WHEREAS, upon consummation of the Restructuring, the Corporation will be a holding company that through its Subsidiaries will provide energy and utility solutions, equipment and technology to its customers (the “Business”);
     WHEREAS, the Purchaser, Acquisition and the Corporation intend to effect a merger of Acquisition with and into the Corporation (the “Merger”) in accordance with terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”);
     WHEREAS, upon the consummation of the Merger, Acquisition will cease to exist, and the Corporation will be the surviving corporation and become a wholly owned Subsidiary of the Purchaser;
     WHEREAS, the respective Boards of Directors of the Purchaser, Acquisition and the Corporation have each (i) determined that this Agreement, the Merger and the transactions contemplated hereby and thereby are advisable and in the best interests of their respective shareholders and (ii) adopted this Agreement and approved the Merger and the transactions contemplated hereby and thereby;
     WHEREAS, the Board of Directors of the Purchaser, as the sole shareholder of Acquisition, has determined that the Merger is advisable and in the best interests of Acquisition and has adopted this Agreement and approved the Merger and the transactions contemplated hereby and thereby; and
     WHEREAS, for United States income tax purposes, it is intended that the Merger qualify as a “reorganization” under the provisions of Section 368 of the Code;
     NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the Sellers, the Corporation, the Purchaser and Acquisition hereby agree as follows:
ARTICLE I

THE MERGER
     1.1. The Merger. Subject to the terms and conditions contained herein, at the Effective Time, pursuant to the Merger, Acquisition shall be merged with and into the

Corporation in accordance with the requirements of the FBCA. Thereupon, the corporate existence of the Corporation, with all its rights, privileges, immunities, powers and purposes, shall continue unaffected and unimpaired by the Merger, and the Corporation, as the corporation surviving the Merger, shall be fully vested therewith, the separate existence of Acquisition shall cease upon the Merger becoming effective as herein provided and thereupon the Corporation and Acquisition shall be a single corporation (sometimes referred to herein as the “Surviving Corporation”).
     1.2. Filing. As soon as practicable following fulfillment of the conditions specified in Article VI and Article VII hereof, and provided that this Agreement has not been terminated and abandoned pursuant to Article IX hereof, Acquisition and the Corporation will cause an executed counterpart of the Articles of Merger in substantially the form of Exhibit 1.2 hereto (the “Articles of Merger”) to be filed with the Secretary of State of the State of Florida in accordance with the provisions of Section 607.1109 of the FBCA.
     1.3. Effective Time of the Merger. The Merger shall be effective at the time that the filing of the counterpart of the Articles of Merger with the Secretary of State of the State of Florida referred to in Section 1.2 is completed, which time is sometimes referred to herein as the “Effective Time.”
     1.4. Effect of the Merger. The Merger shall have the effects set forth in Sections 607.1106 and 607.11101 of the FBCA. As promptly as practicable after the Effective Time, the Purchaser shall change its name to “SES, Inc.”
     1.5. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Corporation, as amended pursuant to the Articles of Merger, shall be the certificate of incorporation of the Surviving Corporation, which may be amended from time to time after the Effective Time as provided by law.
     1.6. Bylaws. At the Effective Time, the bylaws of the Corporation shall be the bylaws of the Surviving Corporation, which may be amended from time to time after the Effective Time as provided by the certificate of incorporation or said bylaws.
     1.7. Directors and Officers.
          (a) From and after the Effective Time, the members of the Board of Directors of the Corporation immediately prior to the Effective Time set forth on Schedule 1.7(a) attached hereto shall become the members of the Board of Directors of the Surviving Corporation and the Purchaser. At or immediately prior to the Effective Time, all members of the boards of directors of Acquisition and of the Purchaser shall tender their resignations and such vacancy(ies) shall be filled solely by the members of the board of directors of the Corporation set forth on Schedule 1.7(a) attached hereto.
          (b) From and after the Effective Time, the officers of the Corporation immediately prior to the Effective Time set forth on Schedule 1.7(a) attached hereto shall become the officers of the Surviving Corporation and the Purchaser in the same capacities they respectively held in the Corporation. At or immediately prior to the Effective Time, all officers of Acquisition and of the Purchaser shall tender their resignations and all officers of the

Surviving Corporation set forth on Schedule 1.7(a) attached hereto shall be such persons who shall be designated as the officers of the Surviving Corporation and the Purchaser.
     1.8. Conversion. At the Effective Time, all of the issued and outstanding shares of capital stock of Acquisition and the Corporation Capital Stock shall, by virtue of the Merger and without any action on the part of the respective holders thereof, become and be converted into shares of capital stock of the Surviving Corporation or into the right to receive the Purchaser Common Stock, par value $0.01 share (the “Purchaser Common Stock”), or be canceled, as the case may be, as follows:
          (a) Each outstanding share of common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Each treasury share of capital stock of the Corporation, if any, shall be canceled, and no payment shall be made in respect thereof.
          (c) All of the issued and outstanding shares of capital stock of the Corporation (the “Corporation Capital Stock”) that shall be issued and outstanding at the Effective Time (other than shares of the Corporation’s common stock, $0.01 par value per share (the “Corporation Common Stock”), held in the treasury of the Corporation) (the “Shares”) shall be converted into the right to receive an aggregate of 21,050,000 shares of the Purchaser Common Stock subject to adjustment as provided in Section 1.9 (the “Merger Consideration”), which shall be equal to 75% of the aggregate number of shares of Purchaser’s capital stock on a fully diluted basis to be issued and outstanding after giving effect to (i) the issuance of 21,050,000 shares of the Purchaser Common Stock as Merger Consideration, (ii) the consummation of the sale of 1,000,000 shares of the Purchaser Common Stock in the Private Placement, and (iii) the forfeiture of 94,000,000 shares of Purchaser Common Stock by Alexander Gomez, the majority shareholder of the Purchaser, or his nominees or assigns (“Tamborine Majority Shareholder”) immediately prior to the Effective Time (the “Exchange Ratio”) (items (i), (ii) and (iii) shall be referred to as the “Merger Transactions”). The allocation of the shares of the Purchaser Common Stock to be issued as Merger Consideration to the Sellers pursuant to the Merger is set forth on Schedules 1.8(c) attached hereto, which shares are subject to the Merger Consideration adjustments set forth in Sections 1.9(a) through (d) below.
          (d) No fractional shares of the Purchaser Common Stock shall be issued.
     1.9. Merger Consideration Adjustments.
          (a) If, between the date of this Agreement and the Effective Time, the issued and outstanding shares of the Corporation Capital Stock or the Purchaser Common Stock are changed into a different number or class or series of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization exchange, extraordinary distribution, redemption or other similar transaction then, if the effect of the same is not already accommodated in the calculation of the Exchange Ratio, the Exchange Ratio shall be appropriately and correspondingly adjusted downward or upward (as the case may be) to the extent the record date for any such event is prior to the Effective Time whereby the Sellers shall maintain 75% of the aggregate number of shares of the Purchaser’s capital stock on a fully diluted basis after giving effect to the Merger Transactions.
          (b) At the Closing, the Sellers shall be issued 21,050,000 shares of the Purchaser Common Stock as the aggregate Merger Consideration and, as a result, the Sellers shall own 80.19% of the aggregate number of shares of the Purchaser’s capital stock on a fully diluted basis after giving effect to the Merger, the sale of 200,000 shares of the Purchaser Common Stock in the Private Placement, and the forfeiture of 94,000,000 of Purchaser Common Stock to the Purchaser by the Tamborine Majority Shareholder pursuant to Section 5.14; provided, however, that if 1,000,000 shares of the Purchaser Common Stock is sold in the Private Placement, such percentage shall be reduced to 75% of the aggregate number of shares of the Purchaser’s capital stock on a fully diluted basis.
          (c) If the number of shares of Purchaser Common Stock sold in the Private Placement is less than 1,000,000, then the Sellers shall maintain the percentage of the Purchaser’s capital stock on a fully diluted basis after giving effect to the Merger Transactions determined by a fraction (i) the numerator of which shall be the 21,050,000 shares of the . Purchaser Common Stock issued to the Sellers as Merger Consideration and (ii) the denominator of which shall be (x) the number of shares of Purchaser Common Stock outstanding immediately prior to the Merger after giving effect to the forfeiture of 94,000,000 shares of the Purchaser Common Stock to the Purchaser by Tamborine Majority Shareholder pursuant to Section 5.14, plus (y) the 21,050,000 shares of the Purchaser Common Stock issued to the Sellers as Merger Consideration, plus (z) the actual number of shares sold in the Private Placement.
          (d) If pursuant to Section 5.14 the Tamborine Majority Shareholder forfeits and tenders to the Purchaser a number of shares of Purchaser Common Stock that is greater or less than 94,000,000, the number of share of Purchaser Common Stock to be issued as Merger Consideration shall be adjusted upward or downward to provide that the Sellers shall maintain the same percentage ownership of the Purchaser’s capital stock on a fully diluted basis as determined pursuant to Sections 1.9(a), (b) and (c).
     1.10. Payment for Shares.
          (a) At the Effective Time, each holder of a certificate or certificates (the “Certificate”) theretofore representing issued and outstanding Shares entitled to receive the Merger Consideration therefore may surrender such Certificates to the Purchaser or the Surviving Corporation and receive in exchange therefore, the Merger Consideration as provided in Section 1.8 immediately upon such surrender. In case any payment pursuant to this Section 1.10 is to be made to a holder other than the registered owner of a surrendered Certificate, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that all applicable transfer and other similar Taxes shall have been paid by the Corporation (or the Surviving Corporation). Until surrendered in accordance with the provisions of this Section 1.10, the Certificate or Certificates which immediately prior to the Effective Time represented all the issued and outstanding Shares shall represent for all purposes only the right to receive the Merger Consideration.

          (b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Purchaser or the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in exchange therefore pursuant to this Article 1. The Board of Directors of the Purchaser or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Purchaser or the Surviving Corporation, as the case may be, a bond in such sum as it may direct as indemnity against any Claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.
          (c) Promptly following the date which is six months after the Closing Date, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefore the Merger Consideration payable pursuant to this Article I without any interest thereon.
     1.11. Stock Options, Stock Appreciation Rights and Warrants. The Corporation and none of its Subsidiaries have or will have issued Options, stock appreciation rights, or warrants or have any outstanding Options, stock appreciation rights or warrants to purchase any of their respective shares of capital stock.
     1.12. Closing of Transfer Books. At the Effective Time, the stock transfer books of the Corporation shall be closed and no transfer of Shares or Options shall thereafter be made. If, after the Effective Time, Certificates are presented to the Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with Section 1.8. From and after the Effective Time, no Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto except as provided herein or by law.
     1.13. Actions Taken at Closing. At the Closing, (a) the Corporation shall deliver to the Purchaser the various certificates, instruments, Contracts, consents and documents required to be delivered to the Purchaser by the Corporation and the Sellers as a condition precedent to the. Purchaser’s obligations hereunder pursuant to Article VI; (b) the Purchaser shall deliver to the Corporation the various certificates, instruments, Contracts, consents and documents required to be delivered to the Corporation and the Sellers by the Purchaser as a condition precedent to the Corporation’s obligations hereunder pursuant to Article VII; (c) the Corporation and Acquisition shall execute and file with the Secretary of State of the State of Florida the Articles of Merger and shall have the executed plan of merger attached thereto; and (d) the Purchaser shall deliver the Merger Consideration in accordance with Section 1.10.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE
SELLERS
     The Corporation represents and warrants to the Purchaser and Acquisition as of the date hereof and as of the Closing Date, except for the representations and warranties in Sections

2.6(b), 2.24, and 2.25 in which each Seller severally and the Corporation represents and warrants to the Purchaser and Acquisition as of the date hereof and as of the Closing Date as follows, it being acknowledged and agreed that the representations and warranties set forth in this Article II are based on the assumption that the Restructuring has occurred:
     2.1. Corporate Organization, Etc. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carryon its business as it is now being conducted and to own, operate and lease its properties and assets. The Corporation is duly qualified or licensed to do business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed. Such jurisdictions are set forth in Schedule 2.1(a) attached hereto. True, complete and correct copies of the Corporation’s articles of incorporation and bylaws as presently in effect are set forth in Schedule 2.1(b) attached hereto.
     2.2. Subsidiaries. Set forth on Schedule 2.2(a) attached hereto is a complete and accurate list of all Subsidiaries of the Corporation after the Restructuring. Each Subsidiary is a corporation duly organized, validly existing and in corporate and Tax good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carryon its business as it is now being conducted and to own, operate and lease its properties and assets. Each Subsidiary is duly qualified or licensed to do business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed. Such jurisdictions are set forth in Schedule 2.2(b) attached hereto. All of the outstanding shares of the capital stock, all Options to acquire capital stock, and all securities that are exchangeable or convertible into capital stock, of each Subsidiary are owned or will be owned after the Restructuring by the Corporation or a wholly-owned Subsidiary of the Corporation, are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Regulations and Contracts. The Corporation or its wholly-owned Subsidiary has good and marketable title to all of the shares of outstanding capital stock, all Options to acquire capital stock, and an securities that are exchangeable or convertible into capital stock, of each Subsidiary, free and clear of all Liens, Contracts, Options or other limitations whatsoever. True, complete and correct copies of each Subsidiary’s charter and bylaws as presently in effect are set forth in Schedule 2.2(c) attached hereto. No shares of capital stock of any Subsidiary are reserved for issuance and there are no outstanding Options, Claims, Contracts, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary or pursuant to which any Subsidiary is or may become obligated to issue or exchange any shares of capital stock. Except as set forth in Schedule 2.2(d) attached hereto, the Corporation does not have any obligation to make any additional Investments in any Person.
     2.3. Capitalization. The authorized, issued and outstanding capital stock, Options, and securities that are convertible into, or exchangeable for, capital stock of the Corporation on a fully diluted basis as of the date hereof, and without giving effect to any of the transactions contemplated hereby, including after the Restructuring, are held beneficially and of record by the Persons as set forth in Schedule 2.3(a) attached hereto. The Corporation does not have any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity of the Corporation except as set forth on Schedule 2.3(a) attached hereto. The Corporation is not subject to any obligation or Contract (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any Options. All of the outstanding shares of the Corporation’s capital stock are validly issued, fully paid and non-assessable. There are no shares of capital stock of the Corporation held in the treasury of the Corporation and no shares of capital stock of the Corporation are currently reserved for issuance for <my purpose or upon the occurrence of any event or condition. There are no existing Contracts or Options between a Seller, on the one hand, and any other Person, on the other hand, regarding the Shares. Except as set forth in Schedule 2.3(b) attached hereto, there are no Contracts between or among any of the Corporation’s shareholders or any other Persons that are binding upon the Corporation with respect to the voting, transfer, encumbrance of the Corporation’s capital stock or Options to acquire capital stock or securities that are exchangeable or convertible into capital stock of the Corporation or with respect to any aspect of the Corporation’s governance or dividends or distributions. The stock record books of the Corporation that have been delivered to Purchaser for inspection prior to the date hereof are complete and correct in all material respects. The Corporation does not have any issued and outstanding shares of preferred stock.
     2.4. Books and Records. The corporate minute books of the Corporation that have been made available to Purchaser for inspection are complete and correct in all material respects and contain all of the proceedings of the shareholders and directors of the Corporation. A true and complete list of the incumbent directors and officers of the Corporation is set forth in Schedule 2.4 attached hereto. Neither the Corporation nor any Subsidiary has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation or a wholly-owned Subsidiary.
     2.5. Title to Stock. All of the outstanding the Corporation Capital Stock is owned by the Sellers, are duly authorized, validly issued, fully paid and nonassessable, are free of all Liens and Contracts, and have been issued in compliance with all applicable securities laws. All of the Shares were acquired from third parties or the Corporation in compliance with all applicable Regulations, free and clear of any rescission and Contract rights. There is no outstanding Contract with the Corporation or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock or Options of the Corporation, or securities or obligations of any kind convertible into any shares of the capital stock of the Corporation. The Corporation has not redeemed any securities in violation of any Contract, Order or Regulation. Upon payment of the Merger Consideration to the Sellers at the Closing, the Sellers will convey good and marketable title to the Shares, free and clear of all Liens, Orders, Contracts or other limitations whatsoever. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Sellers to Purchaser at the Closing will be sufficient to transfer the Sellers’ entire interest, legal and beneficial, in the Shares to Purchaser.
     2.6. Authorization, Etc.
          (a) The Corporation has full power and authority to enter into this Agreement and the agreements contemplated hereby to which the Corporation is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and prior to the Closing will be authorized by the shareholders of the Corporation and no other corporate proceedings on their part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by the Corporation each constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.
          (b) Each Seller is the sole owner of and has full right, power and authority to sell and vote the Shares set forth opposite the signature line for such Seller’s name below. Each Seller has full power and authority to enter into this Agreement and the agreements contemplated hereby and to deliver the Shares and the certificates evidencing such Shares to the Purchaser as provided for herein, free and clear of all Liens. This Agreement and all other agreements contemplated hereby to be entered into by the Sellers each constitute a legal, valid and binding obligation of the Seller who is a party thereto enforceable against such Seller in accordance with its terms.
          (c) Except as set forth in Schedule 2.6 attached hereto, the execution, delivery and performance by the Corporation and the Sellers of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Corporation and the Sellers, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien upon the Corporation’s capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, the charter or bylaws of the Corporation or any applicable Regulation, Order or Contract to which the Corporation, the Sellers or their respective properties or the Shares are subject. Each of the Sellers and the Corporation has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.
     2.7. Financial Statements.
          (a) Attached as Schedule 2.7(a) attached hereto are (i) unaudited year-end balance sheets of Synthesis Energy Systems, Inc., a company organized under the laws of the British Virgin Islands (“SESI”), as of December 31, 2003 and 2004 and Synthesis Energy Systems, LLC, a West Virginia limited liability company (“SESLLC”), as of December 31, 2004 and statements of income, shareholders’ equity and cash flow of the Corporation for each of the fiscal years then ended, as applicable, (ii) an unaudited balance sheet of SESI and SESLLC as of February 28,2005 and unaudited statements of income, shareholders’ equity and cash flow for the two-month period then ended, and (iii) financial projections of the Corporation and its Subsidiaries as if the Restructuring had been consummated as of January 1, 2005 and for the calendar years 2005, 2006, 2007, 2008 and 2009. Such balance sheets and the notes thereto fairly present the financial position of the Corporation at the respective dates thereof, and such statements of income, shareholders’ equity and cash flow and the notes thereto fairly present the results of operations for the periods referred to therein. All of the foregoing financial statements and projections were prepared from the books and records of the Corporation. The Corporation does not utilize any percentage of completion or similar method of accounting for revenue, income or cost recognition purposes. The Corporation has not written off any research and development costs, incurred any reorganization, restructuring or similar costs or changed the book value of any assets, liabilities or goodwill of any Subsidiary or business acquired by the Corporation. Except as set forth in Schedule 2.2(d) attached hereto, the Corporation does not have any obligation to make any additional Investments in any Person. All properties used in the Corporation’s business operations during the period covered by the foregoing financial statements are reflected in the financial statements. The foregoing balance sheets and statements of operations, shareholders’ equity and cash flows and the notes thereto are herein collectively referred to as the “Financial Statements” and December 31, 2004 is herein referred to as the “Financial Statement Date” .
          (b) Except as set forth in Schedule 2.7(b) attached hereto, the Corporation does not have any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to the Corporation, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, other than: (i) liabilities set forth in the December 31, 2004 balance sheet of the Corporation, (ii) liabilities and obligations that have arisen after December 31, 2004 in the ordinary course of business (none of which is a liability resulting from breach of a Contract, Regulation, Order or warranty, tort, infringement or Claim), or (iii) liabilities incurred in connection with the transactions by this Agreement.
          (c) There is no Person that has Guaranteed, or provided any financial accommodation of, any Indebtedness, obligation or liability of the Corporation or for the benefit of the Corporation for the periods covered by the Financial Statements other than as set forth in the Financial Statements. The management of the Corporation has disclosed to the Corporation’s independent auditors and the Purchaser all facts and circumstances known to them that are material and bear upon the accuracy of the financial statements. The Corporation’s accounting systems and controls are sufficient to detect material fraud and inaccuracies in the financial reporting processes and reports.
     2.8. Employees. Schedule 2.8 attached hereto sets forth a list of all officers, directors and key employees (meaning those earning more than $50,000 annually) of the Corporation, together with a description of the rate and basis for their total compensation. The Corporation has conducted its business in compliance with all Regulations and Orders affecting employment and employment practices applicable to the Corporation, including the payment of wages and hours. The Corporation has no collective bargaining agreements and there have been no strikes, work stoppages nor any demands for collective bargaining by any union, labor organization or other Person. There is no dispute or controversy with any union or other organization of the Corporation’s employees and no arbitration proceedings are pending or, to the best knowledge of the Corporation, threatened involving a dispute or controversy affecting the Corporation. At the Closing the Corporation will not have any liability or obligation to any of its current or former employees, officers or directors (including unaccrued year end bonuses) other than for the payment of salaries to be paid in the ordinary course of business. Except as set forth on

Schedule 2.8 attached hereto, the Corporation has not taken any action, or failed to take any action, that has or would be reasonably likely to result in any Claim by an employee that he has been constructively terminated or due severance payments. Upon the consummation of the transactions contemplated hereby and pursuant to the agreements referred to herein, the Corporation will not have any “change in control” bonus or other obligations to any of its employees, consultants or other Persons performing services for the Corporation.
     2.9. Absence of Certain Changes. Since the Financial Statement Date, there has not been any (a) Material Adverse Change in the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of the Corporation; (b) damage, destruction or loss, whether covered by insurance or not, having a cost of $100,000 or more, with regard to the Corporation’s property and business; (c) declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Corporation’s capital stock, Options or securities convertible into or exchangeable for capital stock; (d) redemption or other acquisition of capital stock, Options or securities convertible into or exchangeable for capital stock by the Corporation or any payment of any stock appreciation right or other profit participation; (e) increase in the compensation payable to or to become payable by the Corporation to its officers or employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Corporation; (f) entry into any material Contract not in the ordinary course of business, including without limitation, any borrowing from any new lender or in excess of the existing credit limits or capital expenditure (except for the capital expenditures set forth in Schedule 2.18 attached hereto); (g) change by the Corporation in accounting methods or principles or any write-down, write-up or revaluation of any assets of the Corporation except depreciation accounted for in the ordinary course of business and write downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business; (h) failure to promptly pay and discharge current liabilities or agree with any party to extend the payment of any current liability; (i) Lien placed on any property of the Corporation other than Permitted Liens; (j) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any of the Corporation’s tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or Claims; (k) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any Intellectual Property rights or other intangible assets, disclosure of any material confidential information to any Person or abandoned or permitted to lapse any Intellectual Property rights; (1) commitment to make any charitable contributions or pledges exceeding in the aggregate $25,000; or (m) agreement, whether orally or in writing, to do any of the foregoing.
     2.10. Contracts.
          (a) Except as set forth in Schedule 2.10(a) attached hereto, as of the Closing Date, the Corporation is not a party to any written or oral: (1) pension, profit sharing, Option, employee stock purchase, stock appreciation right, phantom stock option or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in Schedule 2.15 attached hereto), or any Contract with any labor union or labor group; (2) Contract relating to loans to officers, directors, Sellers or their Affiliates; (3) Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset of the Corporation; (4) Guarantee of any obligation; (5) Contract under which the

Corporation has advanced or loaned, or agreed to advance or loan, any Person amounts in the aggregate exceeding $10,000; (6) Contract pursuant to which the Corporation is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Corporation; (7) warranty Contract with respect to its services rendered or its products sold or leased; (8) Contract or non-competition provision in any Contract prohibiting it from freely engaging in any business or competing anywhere in the world; (9) Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $10,000; (10) Contracts with independent agents, brokers, dealers or distributors which provide for annual payments in excess of $10,000; (11) employment, consulting, sales, commissions, advertising or marketing Contracts; (12) Contracts providing for “take or pay” or similar unconditional purchase or payment obligations; (13) Contracts with Persons with which, directly or indirectly, a Seller also has a Contract; (14) Contract that requires the consent of any Person, or contains any provision that would result in a modification of any rights or obligation of any Person thereunder upon a change in control of the Corporation or which would provide any Person any remedy (including rescission or liquidated damages), in connection with the execution, delivery or performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (15) nondisclosure or confidentiality Contracts; (16) power of attorney or other similar Contract or grant of agency; or (17) any other Contract which is material to its operations and business prospects or involves a consideration in excess of $25,000 annually, excluding any purchase orders in the ordinary course of business.
          (b) The Corporation has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any Claim of default or breach under any material Contract to which the Corporation is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Corporation is subject (including without limitation all performance bonds, warranty obligations or otherwise); the Corporation does not have any present expectation or intention of not fully performing all such obligations; the Corporation does not have any knowledge of any breach or anticipated breach by the other Persons to any such Contract to which it is a party.
          (c) The Corporation has delivered to the Purchaser true and complete copies of all the Contracts and documents listed in the schedules to this Agreement.
          (d) Schedule 2.10(d) attached hereto sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by the Corporation in excess of $25,000.
     2.11. Title and Related Matters.
          (a) Except as set forth in Schedule 2.1l(a) attached hereto, the Corporation has good and marketable title to all real and personal, tangible and intangible, property and other assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, except Permitted Liens. All properties used in the Corporation’s business operations for the periods covered by the Financial Statements are reflected in the Financial Statements, except as to those assets that are leased. Schedule 2.11(b) attached hereto sets forth a complete and accurate summary of all leased assets that have annual rental payments in excess of $12,000, describing the expiration date of such lease, the name of the lessor, the annual rental payment and whether a consent is required from the lessor to consummate the transactions contemplated hereby.
          (b) All the Corporation’s leases are in full force and effect, and valid and enforceable in accordance with their respective terms. The Corporation has not received any notice of any, and there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default by the Corporation or any other Person under any lease. All rent and other amounts due and payable with respect to the Corporation’s leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Corporation’s leases that are due and payable on or prior to the Closing Date will have been paid prior to the Closing Date. All lessors under the Corporation’s real property leases have consented (where such consent is necessary) or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring material modification in the rights or obligations thereunder. The Corporation has received no written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.
          (c) None of the assets belonging to the Corporation is or will be on the Closing Date subject to any (i) Contracts of sale or lease except as set forth in Schedule 2.11(c) attached hereto, except Contracts for the sale of inventory in the ordinary and regular course of business or (ii) Liens, except for Permitted Liens and the Liens set forth in Schedule 2.11(c) attached hereto.
          (d) There has not been since the Financial Statement Date and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by the Corporation of any of its assets or properties, now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. Immediately after the Closing, the Purchaser will own, or have the unrestricted right to use, all properties and assets that are used (or necessary) in connection with the Corporation’s business on the same economic basis as before the Closing.
     2.12. Litigation. Schedule 2.12 attached hereto sets forth a true and complete list of all Claims and Orders involving the Corporation since November 3, 2003. Except as set forth in Schedule 2.12 attached hereto, to the best knowledge of the Corporation, there is no Claim or Order threatened against the Corporation nor is there any reasonable basis therefor. Except as set forth on Schedule 2.12 attached hereto, the Corporation is fully insured with respect to each of the matters set forth on Schedule 2.12 attached hereto and the Corporation has not received any opinion or a memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or obligations which could have an adverse effect in excess of $10,000.

     2.13. Tax Matters.
          (a) Tax Returns. The Corporation has timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Corporation on or prior to the Closing Date. Such Tax Returns have been correct and complete in all material respects.
          (b) Payment of Taxes. All Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Corporation for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Period”) have been timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for in accordance with GAAP on the Financial Statements.
          (c) Except as set forth in Schedule 2.13(c) attached hereto,
               (i) the Corporation has not been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality; (ii) no such audit is contemplated or pending; and (1ii) the Corporation has not received any written notices from any taxing authority relating to any issue which could affect the Tax liability of the Corporation;
               (ii) the Corporation, as of the Closing Date, (A) has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Corporation that has not expired, or (B) is not presently contesting the Tax liability of the Corporation before any court, tribunal or agency;
               (iii) the Corporation has not been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Corporation and/or its subsidiaries are the only members);
               (iv) all Taxes which the Sellers, the Corporation and each of its subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable;
               (v) no written claim has ever been made by any taxing authority in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to taxation by that jurisdiction;
               (vi) there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Corporation or any predecessor or affiliate thereof and any other party (including the Sellers and any predecessors or affiliates thereof) under which the Purchaser or the Corporation could be liable for any Taxes or other claims of any party after the Closing Date;

               (vii) the Corporation has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality;
               (viii) there are no deferred intercompany transactions between the Corporation and any of its subsidiaries or between its subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Corporation) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement;
               (ix) no indebtedness of the Corporation consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code; and
               (x) the Corporation has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending on the Closing Date; and
               (xi) the Corporation is not a party to any agreement that would require the Corporation or any affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.
     2.14. Compliance with Law and Certifications.
          (a) The Corporation has operated in compliance with regard to its operations, practices, real property, plants, structures, machinery, equipment and other property, employees, products and services and all other aspects of its business, with all applicable Regulations and Orders, including, without limitation, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety. There are no Claims pending, or threatened, nor has the Corporation received any written notice, regarding any violations of any Regulations or Orders enforced by any Authority claiming jurisdiction over the Corporation.
          (b) The Corporation holds all material registrations, accreditations and other certifications required for the conduct of its business by any Authority or trade group and the Corporation has operated in compliance with the terms and conditions of all such registrations, accreditations and certifications. The Corporation has not received any notice alleging that it has failed to hold any such material registration, accreditation or other certification.
     2.15. ERISA and Related Matters.
          (a) List of Plans. Set forth in Schedule 2.15(a) attached hereto is an accurate and complete list of all domestic and foreign (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the Regulations thereunder (“ERISA”); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”) under

Section 501(c )(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance Contracts; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, Contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Corporation (including, for this purpose and for the purpose of all of the representations in this Section 2.15, any predecessors to the Corporation or any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Corporation, and/or the Sellers as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of the Corporation or any Subsidiary and/or the Sellers being or having been a general partner of any such employer), since September 2, 1974 (“Employee Benefit Plans”).
          (b) Status of Plans. Except as set forth in Schedule 2.15(b) attached hereto, each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Regulations, including, without limitation, ERISA, the Code, and foreign tax, labor, securities, data privacy, currency exchange control and other Regulation, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable Regulation, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. Neither the Corporation nor or any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof, and no benefits under any Employee Benefit Plan have been increased subsequent to the date as of which documents have been provided.
          (c) No Pension Plans. No Employee Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Corporation nor or any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Corporation nor or any of its Subsidiaries maintains or contributes to any VEBA.
          (d) Liabilities.
               (i) Neither the Corporation nor or any of its Subsidiaries maintains any Employee Benefit Plan which is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and neither the Corporation nor or any of its Subsidiaries is subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA. Except as set forth in Schedule 2.15(d) attached hereto, each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. The Corporation does not maintain any Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.
               (ii) Neither the Corporation nor or any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Corporation nor or any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Neither the Corporation nor or any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity Contract, guaranteed investment Contract or any other investment or insurance Contract, policy or instrument issued by an insurance company that, to the best knowledge of the Sellers and the Corporation, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.
               (iii) Neither the Corporation nor or any of its Subsidiaries has incurred any liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.
               (iv) There are no actions, suits, claims or disputes pending, or, to the best belief and knowledge of the Corporation and the Sellers, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or to the best knowledge of the Corporation and the Sellers threatened, anticipated, or expected to be asserted against the Corporation or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.
          (e) Contributions. Full payment has been timely made of all amounts which the Corporation or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the

Corporation or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof or have been accrued on the Corporation’s Financial Statements. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Sellers and the Corporation and its Subsidiaries no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Corporation and each of its Subsidiaries have made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.
          (f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the Internal Revenue Service (or has submitted, or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service, and is waiting receipt of a response). Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 50l(a) of the Code has, as currently in effect (or has submitted, or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service, and is waiting receipt of a response), been determined to be so exempt by the Internal Revenue Service. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.
          (g) Transactions. Neither the Corporation nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the best belief and knowledge of the Sellers and the Corporation, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.
          (h) Triggering Events. Except as set forth on Schedule 2.15(h) attached hereto or as provided in Section 1.8 of this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Corporation or any of its Subsidiaries. Except as set forth on Schedule 2.15(h) attached hereto, no Employee Benefit

Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.
          (i) Classification. The Corporation and its Subsidiaries have classified all individuals who perform services for them correctly under each Employee Benefit Plan, ERISA, the Code and other applicable law as common law employees, independent contractors or leased employees.
          (j) Documents. The Sellers have delivered or caused to be delivered to Purchaser and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 40l(a) of the Code or exempt under Section 50l(a) or 50l(c)(9) of the Code; (v) the annual report on Internal Revenue Service Form 5500-series for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all Contracts relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance Contracts, annuity Contracts, investment management Contracts, subscription Contracts, participation Contracts, and record keeping Contracts and collective bargaining Contracts.
     2.16. Intellectual Property.
          (a) Schedule 2.16(a) attached hereto is a complete and accurate list of all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, Internet domain names and URLs, corporate and business names, trade names, brand names and material computer software programs used or held for use in the business of the Corporation. To the extent indicated on such schedule, the Intellectual Property listed on Schedule 2.16(a) attached hereto has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect as of the Closing Date. Copies of all items of the Corporation Intellectual Property which have been reduced to writing or other tangible form have been delivered by the Corporation to the Purchaser (including, without limitation true and complete copies of all related licenses, and amendments and modifications thereto).
          (b) Except as set forth in Schedule 2.16(b) attached hereto, the Corporation is not a party to any license or Contract, whether as licensor, licensee, or otherwise with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the business of the Corporation, no notice of a material default has been sent or received by the Corporation under any such license which remains uncured and the execution, delivery or performance of the Corporation’s obligations hereunder will not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Corporation and each of the other parties thereto, enforceable in accordance with the terms thereof.
          (c) Except as set forth in Schedule 2.l6(c) attached hereto, the Corporation and/or its wholly-owned Subsidiaries owns or is licensed to use, all of the Corporation Intellectual Property, free and clear of any Liens, Orders and other adverse Claims, without obligation to pay any royalty or any other fees with respect thereto. The Corporation’s use of the Intellectual Property (including, without limitation, the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Corporation) does not violate, infringe, misappropriate or misuse any intellectual property rights of any third party. None of the Corporation Intellectual Property has been cancelled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid. There are no actions that must be taken or payments that must be made by the Corporation within 180 days following the Closing Date that, if not taken, will adversely affect the Corporation Intellectual Property. The Corporation has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is owned by the Corporation.
          (d)  Except as set forth in Schedule 2.16(d) attached hereto, the Corporation has not received any written notice or Claim from any third party challenging the right of the Corporation to use any of the Intellectual Property. The Corporation Intellectual Property constitutes all the Intellectual Property necessary to operate the business of the Corporation as of the Closing Date and thereafter, in the manner in which it is presently operated.
          (e) Except as set forth in Schedule 2.16(e) attached hereto, the Corporation has not made any Claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of the Corporation) of its rights to, or in connection with any Intellectual Property, which Claim is still pending. Except as set forth in Schedule 2.16(e) attached hereto, the Corporation has not entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.
          (f) Except as set forth in Schedule 2.16(f) attached hereto, to the best knowledge of the Corporation, there is no pending or threatened Claims by any Person or Authority of a violation, infringement, misuse or misappropriation by the Corporation of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Corporation Intellectual Property. To the best knowledge of the Corporation, the Corporation does not know of any valid basis for any such Claims.
          (g)  Except as set forth in Schedule 2.16(g) attached hereto, there are no interferences or other contested proceedings, either pending or, to the best knowledge of the Corporation, threatened, in the United States Copyright Office, the United States Patent and

Trademark Office, or any governmental Authority (foreign or domestic) relating to any pending application with respect to the Corporation Intellectual Property.
          (h) the Corporation has secured valid written assignments from all Persons (including, without limitation, consultants and employees) who contributed to the creation or development of the Corporation Intellectual Property of the rights to such contributions that the Corporation does not already own by operation of law.
          (i) the Corporation has taken all necessary and reasonable steps to protect and preserve the confidentiality of all trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and the Corporation. The Corporation has not breached any Contracts of non-disclosure or confidentiality.
          (j) Except as set forth in Schedule 2.16(j) attached hereto, for the twelve month period prior to the Closing Date, the Internet domain names and URLs of the Corporation Intellectual Property (together with any content and other materials accessible and/or displayed thereon, the “Sites”) direct and resolve to the appropriate Internet protocol addresses and are and have been maintained and accessible to Internet users on those certain computers used by the Corporation to make the Sites so accessible (the “Server”) approximately twenty-four (24) hours per day, seven (7) days per week (“24/7”) and are and have been operational for downloading content from the Server on a 24/7 basis.
     2.17. Environmental Matters.
          (a) The Corporation has operated in compliance with all applicable Environmental Laws and the terms and conditions of permits issued under such Environmental Laws with respect to any property owned, leased or occupied by it.
          (b) There are no pending or, to the knowledge of the Corporation or the Sellers, threatened environmental Claims against the Corporation or, to the knowledge of the Corporation or the Sellers, any property owned, leased or occupied by the Corporation.
          (c) There are no facts, circumstances, conditions or occurrences on any property owned, leased or occupied by the Corporation that could reasonably be anticipated (i) to form a basis of an environmental Claim against the Corporation, including without limitation any Claim related to the release of Hazardous Substances or (ii) to cause such property or any of the Corporation’s assets to be subject to any restrictions on the ownership, occupancy, use or transferability thereof under any applicable Environmental Law.
     2.18. Capital Expenditures and Investments. The Corporation has outstanding Contracts and a budget for capital expenditures and investments as set forth in Schedule 2.18 attached hereto which includes a schedule of all monies disbursed on account of capital expenditures and investments made by the Corporation since the Financial Statement Date.
     2.19. Dealings with Affiliates. Schedule 2.19 attached hereto sets forth a complete and accurate list and description of the economic terms, including the parties, of all Contracts to which the Corporation is, will be or has been a party, at any time from November 3, 2003 to the Closing Date, and to which anyone or more of (a) the Sellers, (b) the Corporation’s Affiliates, (c) a Seller’s Affiliate, or (d) any Person in which a Seller, an Affiliate of the Corporation or a Seller has, directly or indirectly, made an Investment, is also a party. Except as set forth on Schedule 2.19 attached hereto, since November 3,2003, the Corporation has not made any payments, loaned or borrowed any funds or property or made any credit arrangement or accommodation with any Seller, Affiliate or employee of the Corporation except for the payment of employee salaries and director compensation in the ordinary course of business.
     2.20. Insurance. The Corporation and its Subsidiaries do not have or maintain any insurance Policies.
     2.21. Customers and Suppliers. Schedule 2.21 attached hereto sets forth a complete and accurate list of (a) each customer that accounted for more than 5% of the consolidated revenues and/or income of the Corporation during the last full fiscal year and the interim period through February 28, 2005 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Corporation. No material customer of the Corporation has advised the Corporation in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services from the Corporation. No unfilled customer order or commitment obligating the Corporation to process, manufacture or deliver products or perform services will result in an anticipated loss to the Corporation upon completion of performance. No material supplier of the Corporation has advised the Corporation in writing within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to the Corporation. The consummation of the transactions contemplated hereby will not have a material adverse effect on the Corporation’s relationship with any customer or supplier listed on Schedule 2.21 attached hereto.
     2.22. Permits. The Permits listed on Schedule 2.22 attached hereto are the only Permits that have been required for the Corporation to conduct its business in accordance with applicable Regulations and Orders of any Authority. The Corporation has duly and validly held all such Permits, and each such Permit has been in full force and effect and, to the best of the knowledge of the Corporation, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.
     2.23. Improper and Other Payments. Except as set forth on Schedule 2.23 attached hereto, neither the Corporation nor any of its Subsidiaries, nor any director, officer, agent, representative, employee or other person acting on behalf of the Corporation or any of its Subsidiaries has, directly or indirectly, in the course of its actions for, or on behalf of, the Corporation or any of its Subsidiaries, (a) made, paid or received any unlawful bribes, rebates, payoffs, influence payments, kickbacks or any other similar unlawful payments to or from any Person or Authority, (b) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (c) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, and (d) made any improper foreign payment (as defined in the Foreign Corrupt Practices Act of 1977, as amended). The internal accounting controls of the Corporation are believed by the Corporation’s management to be adequate to detect any of the foregoing under current circumstances.
     2.24. Securities Laws Matters. Each Seller is acquiring the Purchaser Common Stock hereunder for his own account for investment and not with a view to, or for the sale in connection with, any “distribution” of the Purchaser Common Stock, as such term is used in Section 2(11) of the Securities Act. Each Seller has had the opportunity to discuss the transactions contemplated hereby with the Purchaser and has been afforded, prior to execution of this Agreement, the opportunity to ask questions of, and receive answers from the Purchaser and to obtain any additional information relating to the transactions contemplated hereby as such Seller has requested. Each Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and has such knowledge and experience in business or financial matters that he is capable of evaluating the merits and risks of an investment in the Purchaser Common Stock. Each Seller can bear the economic risk of losing his investment in the Purchaser Common Stock and has adequate means for providing for his current financial needs and contingencies. Each Seller acknowledges and agrees that the Purchaser Common Stock will be “restricted securities” within the meaning of Rule 144 and can not be sold or otherwise disposed of, except (a) pursuant to an exemption from the registration requirements under applicable state securities laws and the Securities Act, (b) in accordance with Rule 144 or (c) pursuant to an effective registration statement filed by the Purchaser with the Securities and Exchange Commission under applicable state securities laws and the Securities Act. Each Seller is a resident of, and the Purchaser Common Stock will come to rest, in the states set forth in the addresses on the signature pages hereto. Each Seller acknowledges and agrees that the Purchaser may, unless a registration statement is in effect covering such Purchaser Common Stock or unless the holders thereof comply with Rule 144, place stop transfer orders with its transfer agent with respect to such certificates in accordance with federal securities laws.
     2.25. Legend. Each Seller acknowledges and agrees that each certificate evidencing the Purchaser Common Stock and each certificate issued in exchange therefor or upon the transfer of any Purchaser Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”
     2.26. Private Placement Memorandum. None of the information supplied or to be supplied by or on behalf of the Corporation or any of its Affiliates or Subsidiaries (including the entities included in the Restructuring pursuant to Section 5.17) for inclusion or incorporation by reference in the Private Placement Memorandum will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by the Corporation or any of its Affiliates or Subsidiaries (including the entities included in the Restructuring pursuant to Section 5.17) with respect to statements made or incorporated by reference in the Private Placement Memorandum based on information by the Purchaser or Acquisition for inclusion or incorporation by reference therein.
     2.27. Board Approval. The Board of Directors of the Corporation, by unanimous written consent or by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Corporation Board Approval”), has duly authorized (a) this Agreement, the Merger and the transactions contemplated hereby and thereby, (b) an amendment to the articles of incorporation of the Corporation, and (c) the appointment of certain directors to the Corporation Board of Directors as set forth on Schedule 1.7(a) attached hereto. The Corporation Board Approval constitutes approval of this Agreement and the Merger for purposes of Sections 607.0821 and 607.1103 of the FBCA Article II of the by-laws of the Corporation.
     2.28. Shareholders’ Approval. On or prior to the Closing Date and after the Restructuring has been consummated, the shareholders of the Corporation will approve in accordance with the FBCA by resolutions duly adopted by a written consent or a vote of a majority of the Corporation’s shareholders entitled to vote at a meeting duly called and held and not subsequently rescinded or modified in any way this Agreement, the Merger and the transactions contemplated hereby and thereby (the “Corporation Shareholders’ Approval”).
     2.29. Banks. (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Corporation has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Corporation in matters concerning any of its business or affairs is set forth on Schedule 2.29 attached hereto. No such proxies, powers of attorney or other like instruments are irrevocable.
     2.30. Disclosure. Neither this Agreement nor any of the Contracts, exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Corporation or the Sellers with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Sellers or the Corporation has not disclosed to the Purchaser herein and of which the Sellers or the Corporation, or any of their respective officers, directors or executive employees is aware which could reasonably be anticipated to have a Material Adverse Effect on the Corporation or the ability of the Purchaser to continue the businesses of the Corporation in the same manner as the Corporation conducted its business prior to the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser represents and warrants to the Sellers and the Corporation as follows as of the date hereof and as of the Closing Date:
     3.1. Corporate Organization, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carryon its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed.
     3.2. Authorization, Etc. The Purchaser has full power and authority to enter into this Agreement and the agreements contemplated hereby to which the Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and prior to the Closing will be authorized by the shareholders of the Purchaser and no other corporate proceedings on its part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by the Purchaser each constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.
     3.3. No Violation. Except as set forth in Schedule 3.3 attached hereto, the execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other action by, or notice to, or filing with any third party or Authority pursuant to, the charter or bylaws of the Purchaser or any applicable Regulation, Order or Contract to which the Purchaser or its properties are subject. The Purchaser has complied with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.
     3.4. Investment Intent. The Purchaser is purchasing the Shares for investment purposes and not with a view to distribution thereof and agrees that it will not make any sale, transfer or other disposition of the Shares in violation of any applicable securities law.
     3.5. Capitalization. The authorized, issued and outstanding capital stock, Options, and securities that are convertible into, or exchangeable for, capital stock of the Purchaser on a fully diluted basis as of the date hereof, and without giving effect to any of the transactions contemplated hereby, are held beneficially and of record by the Persons as set forth in Schedule 3.5(a) attached hereto. The Purchaser does not have any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity of the Purchaser except as set forth on Schedule 3.5(a) attached hereto. The Purchaser is not subject to any obligation or Contract (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any Options. All of the outstanding shares of the Purchaser’s capital stock are validly issued, fully paid and non-assessable. There are no shares of capital stock of the Purchaser held in the treasury of the Purchaser and no shares of capital stock of the Purchaser are currently reserved for issuance for any purpose or upon the occurrence of any event or condition. There are no existing Contracts or Options between a shareholder of the Purchaser, on the one hand, and any other Person, on the other hand, regarding the Purchaser’s capital stock. Except as set forth in Schedule 3.5(b) attached hereto, there are no Contracts between or among any of the Purchaser’s shareholders or any other Persons that are binding upon the Purchaser with respect to the voting, transfer, encumbrance of the Purchaser’s capital stock or Options to acquire capital stock or securities that are exchangeable or convertible into capital stock of the Purchaser or with respect to any aspect of Purchaser’s governance or dividends or distributions. The stock record books of the Purchaser that have been delivered to the Purchaser for inspection prior to the date hereof are complete and correct in all material respects. As of the date hereof, the authorized capital stock of the Purchaser consists solely of 100,000,000 shares of the Purchaser Common Stock, of which 100,000,000 shares of the Purchaser Common Stock are currently issued and outstanding. Prior to the Closing Date, Tamborine Majority Shareholder pursuant to Section 5.14 shall cause 94,000,000 shares of issued and outstanding Purchaser Common Stock to be forfeited and returned to the treasury of the Purchaser and cancelled, so that at the Closing Date and prior to issuance of the Merger Consideration, not more than 6,000,000 shares of the Purchaser Common Stock shall be issued and outstanding. At the Effective Time, assuming (i) the maximum number of shares have been sold pursuant to the Private Placement and (ii) 94,000,000 shares of issued and outstanding Purchaser Common Stock has been forfeited to the Purchaser pursuant to Section 5.14, the authorized capital stock of the Purchaser shall consist of 100,000,000 shares of the Purchaser Common Stock of which 29,050,000 shares of the Purchaser Common Stock shall be issued and outstanding and 1,000,000 shares of the Purchaser Common Stock will be subject to a stock option plan to be adopted and implemented by the Purchaser as soon as practicable after the Closing Date (the “Purchaser Stock Option Plan”). All offers and sales of capital stock of the Purchaser prior to the date of this Agreement were, at all relevant times, duly registered or exempt from the registration requirements of the Securities Act and were duly registered or subject to an available exemption from the registration requirements of the applicable state securities or blue sky laws, as the case may be. The shares of the Purchaser Common Stock comprising the Merger Consideration (excluding, without limitation, any shares issuable pursuant to the Purchaser Stock Option Plan) will be issued in material compliance (assuming each recipient of the Purchaser Common Stock as Merger Consideration is an “accredited investor” and has otherwise complied in all material respects with the applicable state and federal securities laws) with the registration and qualification requirements of all applicable state and federal securities laws.
     3.6. Books and Records. The corporate minute books of the Purchaser that have been made available to the Purchaser for inspection are complete and correct in all material respects and contain all of the proceedings of the shareholders and directors of the Purchaser. A true and complete list of the incumbent directors and officers of the Purchaser is set forth in Schedule 3.6 attached hereto. Neither the Purchaser nor Acquisition has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Purchaser or a wholly-owned Subsidiary.
     3.7. Acquisition. Acquisition is the only Subsidiary of the Purchaser, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. As of the date hereof, the Purchaser does not have any joint ventures.
     3.8. Operations of Purchaser and Acquisition. Since December 31, 2004, the Purchaser (i) has not engaged in any business activities of any type whatsoever, except with respect to its maintenance as a public company and except as in furtherance of this Agreement and the transactions contemplated hereby, (ii) does not own any properties or other assets, (iii) has less than $100 of cash (or cash equivalents) and has no material liabilities, whether fixed, accrued or contingent, and (iv) is not a party to or bound by any contract, commitment, agreement or understanding (whether written or oral), except for this Agreement, any subscription or other documents in connection with the Private Placement. The Purchaser and Acquisition do not have any paid employees. At the Effective Time, the Purchaser shall have no liabilities other than up to an aggregate amount equal to $100,000 in fees, expenses or disbursements incurred in connection with this Agreement, the Merger, the Private Placement and the consummation of the transactions contemplated hereby and thereby.
     3.9. Financial Condition and Reports.
          (a) Attached as Schedule 3.9(a) attached hereto are the Purchaser’s Form 15c2-11, which presents fairly the financial condition, assets, liabilities, and shareholders’ equity of the Purchaser as of the date thereof; each such statement of income and statement of retained earnings presents fairly and accurately the results of operations of the Purchaser for the period indicated; and each such statement of changes in financial position presents fairly and accurately the information purported to be shown therein.
          (b) As of the date hereof and except as set forth in the Purchaser’s Form 15c2-11, Section 3.8, the Purchaser and Acquisition have no liabilities or obligations of any nature (whether asserted, unasserted, accrued, unaccrued, absolute, fixed, contingent, liquidated, unliquidated, due, to become due, or otherwise), and there is no fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations. The Purchaser and Acquisition have filed all necessary federal, state and foreign income and franchise Tax Returns due prior to the date of this Agreement and have paid all Taxes shown as due thereon. There are no unpaid Taxes claimed to be due by the Taxing Authority of any jurisdiction, and the officers of the Purchaser know of no basis for such claim. The properties and assets of the Purchaser and Acquisition are owned by the Purchaser free and clear of all Liens.
          (c) The Purchaser has filed all forms, reports and documents with the SEC and applicable state laws and regulations required to be filed by it pursuant to the federal and state securities laws, and SEC rules and regulations thereunder, and all such forms, reports and documents, as amended, filed with the SEC or any secretary of state have complied with all applicable requirements of the federal and state securities laws and the SEC rules and regulations promulgated thereunder.
     3.10. Contracts. As of the Closing Date, the Purchaser and Acquisition are only party to the Contracts set forth in Schedule 3.10 attached hereto. Each of the Purchaser and Acquisition has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any Claim of default or breach under any material Contract to which the Purchaser or Acquisition is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Purchaser or Acquisition is subject (including without limitation all performance bonds, warranty obligations or otherwise); each of the Purchaser and Acquisition does not have any present expectation or intention of not fully performing all such obligations; each of the Purchaser and Acquisition does not have any knowledge of any breach or anticipated breach by the other Persons to any such Contract to which it is a party. The Purchaser and Acquisition have delivered to the Corporation true and complete copies of all the Contracts and documents listed in the schedules to this Agreement.
     3.11. Title and Related Matters.
          (a) Except as set forth in Schedule 3.11(a) attached hereto, the Purchaser has good and marketable title to all real and personal, tangible and intangible, property and other assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, except Permitted Liens. All properties used in the Purchaser’s business operations for the periods covered by the Financial Statements are reflected in the Financial Statements, except as to those assets that are leased. Schedule 3.11 (b) attached hereto sets forth a complete and accurate summary of all leased assets that have annual rental payments in excess of $12,000, describing the expiration date of such lease, the name of the lessor, the annual rental payment and whether a consent is required from the lessor to consummate the transactions contemplated hereby.
          (b) All the Purchaser’s leases are in full force and effect, and valid and enforceable in accordance with their respective terms. The Purchaser has not received any notice of any, and there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default by the Purchaser or any other Person under any lease. All rent and other amounts due and payable with respect to the Purchaser’s leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Purchaser’s leases that are due and payable on or prior to the Closing Date will have been paid prior to the Closing Date. All lessors under the Purchaser’s real property leases have consented (where such consent is necessary) or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring material modification in the rights or obligations thereunder. The Purchaser has received no written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

          (c) None of the assets belonging to the Purchaser is or will be on the Closing Date subject to any (i) Contracts of sale or lease except as set forth in Schedule 3.11(c) attached hereto, except Contracts for the sale of inventory in the ordinary and regular course of business or (ii) Liens, except for Permitted Liens and the Liens set forth in Schedule 3.11(d) attached hereto.
     3.12. Litigation. Schedule 3.12 attached hereto sets forth a true and complete list of all Claims and Orders involving the Purchaser since May 28, 2004. Except as set forth in Schedule 3.12 attached hereto, to the best knowledge of the Purchaser, there is no Claim or Order threatened against the Purchaser nor is there any reasonable basis therefor. Except as set forth on Schedule 3.12 attached hereto, the Purchaser is fully insured with respect to each of the matters set forth on Schedule 3.12 attached hereto and the Purchaser has not received any opinion or a memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or obligations which could have an adverse effect in excess of $10,000.
     3.13. Tax Matters.
          (a) Tax Returns. The Purchaser has timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, the Purchaser on or prior to the Closing Date. Such Tax Returns have been correct and complete in all material respects.
          (b) Payment of Taxes. All Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Purchaser for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Period”) have been timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for in accordance with GAAP on the Financial Statements.
          (c) Except as set forth in Schedule 3.13(c) attached hereto,
               (i) the Purchaser has not been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality; (ii) no such audit is contemplated or pending; and (iii) the Purchaser has not received any written notices from any taxing authority relating to any issue which could affect the Tax liability of the Purchaser;
               (ii) the Purchaser, as of the Closing Date, (A) has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Purchaser that has not expired, or (B) is not presently contesting the Tax liability of the Purchaser before any court, tribunal or agency;
               (iii) the Purchaser has not been included in any “consolidated”, “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Purchaser and/or its subsidiaries are the only members);
               (iv) all Taxes which the Purchaser is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable;
               (v) no written claim has ever been made by any taxing authority in a jurisdiction where the Purchaser does not file Tax Returns that the Purchaser is or may be subject to taxation by that jurisdiction;
               (vi) there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Purchaser or any predecessor or affiliate thereof and any other party under which the Purchaser or the Corporation could be liable for any Taxes or other claims of any party after the Closing Date;
                (vii) the Purchaser has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality;
               (viii) there are no deferred intercompany transactions between the Purchaser and any of its subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Purchaser) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement;
               (ix) no indebtedness of the Purchaser consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code; and
               (x) the Purchaser has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending on the Closing Date; and
               (xi) the Purchaser is not a party to any agreement that would require the Purchaser or any affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.
     3.14. Compliance with Law and Certifications.
          (a) The Purchaser has operated in compliance with regard to its operations, practices, real property, plants, structures, machinery, equipment and other property, employees, products and services and all other aspects of its business, with all applicable Regulations and Orders, including, without limitation, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety. There are no Claims pending, or threatened, nor has Purchaser received any written notice, regarding any violations of any Regulations or Orders enforced by any Authority claiming jurisdiction over the Purchaser.
          (b) The Purchaser holds all material registrations, accreditations and other certifications required for the conduct of its business by any Authority or trade group and the Purchaser has operated in compliance with the terms and conditions of all such registrations, accreditations and certifications. The Purchaser has not received any notice alleging that it has failed to hold any such material registration, accreditation or other certification.
     3.15. Intellectual Property. The Purchaser does not own any Intellectual Property.
     3.16. Dealings with Affiliates. Schedule 3.16 attached hereto sets forth a complete and accurate list and description of the economic terms, including the parties, of all Contracts to which the Purchaser is, will be or has been a party, at any time from May 28, 2004 to the Closing Date, and to which anyone or more of (a) the Purchaser’s Affiliates, or (b) any Person in which an Affiliate of the Purchaser has, directly or indirectly, made an Investment, is also a party. Since May 28, 2004, the Purchaser has not made any payments, loaned or borrowed any funds or property or made any credit arrangement or accommodation with any Affiliate of the Purchaser except for the payment of employee salaries and director compensation in the ordinary course of business.
     3.17. Insurance. The Purchaser has had, and through the Closing Date will have, Policies in full force and effect that provide for coverages that are usual and customary as to amount and scope in the business of the Purchaser. All of the Policies have been in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect to any Policy. Schedule 3.17 attached hereto sets forth a complete and accurate summary of all Policies, including name of insurer, the types, dates and amounts of coverage, any material coverage exclusion and a statement of the Claims paid out, and Claims pending, as to each Policy for each of the last three (3) full fiscal years and any interim period. The Purchaser has not breached or otherwise failed to perform in any material respect its obligations under any of the Policies nor has the Purchaser received any adverse notice or communication from any of the insurers party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. All Policies are sufficient for compliance with all Regulations and all Contracts to which the Purchaser is subject, are to the Purchaser’s knowledge valid, outstanding, collectible and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.17 attached hereto, all of the Policies remain in full force and effect through thirty (30) days after the Closing Date. The Purchaser has not during the last five (5) years been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Purchaser has applied for any Policy or with which it has carried a Policy.
     3.18. Permits. The Permits listed on Schedule 3.18 attached hereto are the only Permits that have been required for the Purchaser to conduct its business in accordance with applicable

Regulations and Orders of any Authority. The Purchaser has duly and validly held all such Permits, and each such Permit has been in full force and effect and, to the best of the knowledge of the Purchaser, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.
     3.19. Improper and Other Payments. Except as set forth on Schedule 3.19 attached hereto, neither the Purchaser nor any of its Subsidiaries, nor any director, officer, agent, representative, employee or other person acting on behalf of the Purchaser or any of its Subsidiaries has, directly or indirectly, in the course of its actions for, or on behalf of, the Purchaser or any of its Subsidiaries, (a) made, paid or received any unlawful bribes, rebates, payoffs, influence payments, kickbacks or other unlawful payments to or from any Person or Authority, (b) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (c) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, and (d) made any improper foreign payment (as defined in the Foreign Corrupt Practices Act of 1977, as amended). The internal accounting controls of the Purchaser are believed by the Purchaser’s management to be adequate to detect any of the foregoing under current circumstances.
     3.20. Private Placement Memorandum. None of the information supplied or to be supplied by or on behalf of each of the Purchaser and Acquisition for inclusion or incorporation by reference in the Private Placement Memorandum will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by each of the Purchaser and Acquisition with respect to statements made or incorporated by reference in the Private Placement Memorandum based on information by the Corporation or any of its Affiliates or Subsidiaries (including the entities included in the Restructuring pursuant to Section 5.17) for inclusion or incorporation by reference therein. The Private Placement Memorandum and any other documents to be filed with the SEC or any other Authority in connection with the Merger and other transactions contemplated hereby will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.
     3.21. Board Approval. The Board of Directors of the Purchaser, by unanimous written consent or by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Purchaser Board Approval”), has duly authorized (a) this Agreement, the Merger and the transactions contemplated hereby and thereby, (b) an amendment to the articles of incorporation of the Purchaser, (i) amending its corporate purpose, and (ii) changing its corporate name, and ( c) the appointment of certain directors to Purchaser Board of Directors as set forth on Schedule 1.7(a) attached hereto. The Purchaser Board Approval constitutes approval of this Agreement and the Merger for purposes of Sections 79-4-8.21 and 79-4-11.02 of the Mississippi Business Corporation Act (the “MBCA”) and Article 3 of the by-laws of the Purchaser. Each of Acquisition’s Board of Directors and shareholders has approved this Agreement and the Merger for purposes of Sections 607.0821 and 607.1103 of the FBCA and Article II of the by-laws of Acquisition.

     3.22. Purchaser Shareholders’ Approval. On or prior to the Closing Date, the shareholders of the Purchaser will approve in accordance with the MBCA by resolutions duly adopted by a written consent or a vote of a majority of the Purchaser’s shareholders entitled to vote at a meeting duly called and held and not subsequently rescinded or modified in any way (i) this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) an amendment to the articles of incorporation of the Purchaser (a) amending its corporate purpose, (b) changing its corporate name, and (c) increasing the Purchaser’s Board of Directors to five (5) members from three (3), and (iii) the appointment of certain directors to the Purchaser’s Board of Directors as set forth on Schedule 1.7(a) attached hereto (the “Purchaser Shareholders’ Approval”).
     3.23. Banks. (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Purchaser has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Purchaser in matters concerning any of its business or affairs is set forth on Schedule 3.23 attached hereto. No such proxies, powers of attorney or other like instruments are irrevocable.
     3.24. Absence of Certain Changes. Since the Financial Statement Date, there has not been any (a) Material Adverse Change in the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of the Purchaser; (b) damage, destruction or loss, whether covered by insurance or not, having a cost of $100,000 or more, with regard to the Purchaser’s property and business; (c) declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Purchaser’s capital stock, Options or securities convertible into or exchangeable for capital stock; (d) redemption or other acquisition of capital stock, Options or securities convertible into or exchangeable for capital stock by the Purchaser or any payment of any stock appreciation right or other profit participation; (e) increase in the compensation payable to or to become payable by the Purchaser to its officers or employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Purchaser; (f) entry into any material Contract not in the ordinary course of business, including without limitation, any borrowing from any new lender or in excess of the existing credit limits or capital expenditure; (g) change by the Purchaser in accounting methods or principles or any write-down, write-up or revaluation of any assets of the Purchaser except depreciation accounted for in the ordinary course of business and write downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business; (h) failure to promptly pay and discharge current liabilities or agree with any party to extend the payment of any current liability; (i) Lien placed on any property of the Purchaser other than Permitted Liens; (j) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any of the Purchaser’s tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or Claims; (k) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any Intellectual Property rights or other intangible assets, disclosure of any material confidential information to any Person or abandoned or permitted to lapse any Intellectual Property rights;

(1) commitment to make any charitable contributions or pledges exceeding in the aggregate $25,000; or (m) agreement, whether orally or in writing, to do any of the foregoing.
     3.25. Disclosure. Neither this Agreement nor any of the Contracts, exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Purchaser has not disclosed to the Corporation herein and of which the Purchaser, or any of their respective officers, directors or executive employees is aware which could reasonably be anticipated to have a Material Adverse Effect on Purchaser or the ability of Purchaser to continue the businesses of the Purchaser in the same manner as the Purchaser conducted its business prior to the Closing Date.
ARTICLE IV
COVENANTS OF THE PURCHASER, ACQUISITION AND THE CORPORATION
     4.1. Covenants of the Corporation. Until the Closing Date, except as otherwise consented to or approved by the Purchaser in writing or as necessary or beneficial to effect the Restructuring, the Corporation and the Sellers agree that they shall act, or refrain from acting where required hereinafter, to comply (and in the case of the Sellers, to cause the Corporation to comply) with the following:
          (a) Regular Course of Business. The Corporation shall (a) operate its business diligently and in good faith, consistent with past management practices; (b) maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; (c) maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; (d) comply with the provisions of all Regulations and Orders applicable to the Corporation and the conduct of its business; (e) not cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $5,000 other than in connection with returns of inventory for credit or replacement in the ordinary course of business; (f) not alter the rate or basis of compensation of any of its officers, directors or employees other than in the ordinary course of business consistent with past practice and immaterial in amount; (g) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; (h) maintain in full force and effect the existence of all Intellectual Property Rights; (i) use its reasonable best efforts to preserve the goodwill and organization of its business and its relationships with its customers, suppliers, employees and other Persons having business relations with it; G) not take or omit to take any action that would require disclosure under Article II, or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Corporation in this Agreement or in any of the agreements contemplated hereby; and (k) not take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect.
          (b) Capital Changes. The Corporation shall not issue or sell any shares of its capital stock or issue or sell any securities convertible or exchangeable into, or Options to subscribe for, any shares of its capital stock and the Corporation shall not pledge or otherwise encumber any shares of its capital stock. The Corporation shall not redeem, retire, purchase or otherwise acquire directly or indirectly any of its issued and outstanding capital stock, Options or any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock. The Corporation shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, Options or any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock. The Corporation shall not issue any additional Options or enter into any Contracts containing any profit participation features, stock appreciation rights or phantom stock option plans, or similar Contracts that allows any Person to participate in the equity of the Corporation. The Corporation shall not amend its charter or bylaws or merge into or consolidate with any other Person or change the character of its business. In addition, the Corporation shall not allow the transfer of any shares of its capital stock on the stock transfer ledger or other books and records.
          (c) Capital and Other Expenditures. The Corporation shall not make any Investments or capital expenditures, or commitments with respect thereto, except as provided in its budget set forth in Schedule 2.18 attached hereto. The Corporation shall not make any loan or advance to any Person (other than accounts receivable made in the ordinary course of business) and shall collect in full any amounts outstanding now due from any Affiliate. The Corporation shall not make any charitable or other contributions to any Person nor shall it make any commitments therefor.
          (d) Borrowing. The Corporation shall not incur, assume or Guarantee any Indebtedness not reflected on the Financial Statements except in the ordinary course of business under existing credit facilities as such credit facilities exist on the date hereof.
          (e) Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, the Corporation shall not enter into any material Contract or transaction or make any commitment or incur any material obligation or liability (including entering into any real property leases).
          (f) Interim Financial Information and Audit. The Corporation shall supply the Purchaser with unaudited monthly operating statements within thirty (30) days after the end of each month ending between the date hereof and the Closing Date, certified by the Corporation’s chief financial officer as having been prepared in accordance with procedures employed by the Corporation in preparing prior monthly operating statements necessary to fairly present the Corporation’s financial position, results of operations and changes in financial position at and for such periods.
          (g) Full Access and Disclosure. The Corporation shall afford to the Purchaser and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Purchaser reasonable access during business hours to the Corporation’s plants, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Corporation. The Corporation shall cause its officers, employees, counsel and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of the Corporation. From time to time prior to the Closing Date, the Corporation shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to any schedule hereto and shall not change the risk allocation of this Agreement between the Purchaser and the Sellers.
          (h) Tax Matters. The Corporation shall not make or change any election, file a Tax Return not in accordance with past practice, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment relating to the Corporation or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Corporation, or any of its Subsidiaries, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, Contract, settlement, surrender, consent or other action or omission, would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Corporation.
          (i) Fulfillment of Conditions Precedent. The Corporation and the Sellers shall use their reasonable best efforts to obtain at the Corporation’s expense all such waivers, Permits, consents, approvals or other authorizations from third Persons and Authorities, and to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement.
          (j) Satisfaction of Closing Conditions. Except as required by applicable law, the Corporation shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) a material delay in the satisfaction of such conditions.
          (k) Tax-Free Qualification. The Corporation shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.
     4.2. Covenants of the Purchaser. Until the Closing Date, except as otherwise consented to or approved by the Corporation in writing or as necessary or beneficial to effect the Restructuring, the Purchaser and Acquisition agree that they shall act, or refrain from acting where required hereinafter, to comply with the following:
          (a) Regular Course of Business. The Purchaser shall (a) operate its business diligently and in good faith, consistent with past management practices; (b) maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; (c) maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; (d) comply with the provisions of all Regulations and Orders applicable to the Purchaser and the conduct of its business; (e) not cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $5,000 other than in connection with returns of inventory for credit or replacement in the ordinary course of business; (f) not alter the rate or basis of compensation of any of its officers, directors or employees other than in the ordinary course of business consistent with past practice and immaterial in amount; (g) use its reasonable best efforts to preserve the goodwill and organization of its business and its relationships with its customers, suppliers, employees and other Persons having business relations with it; (h) not take or omit to take any action that would require disclosure under Article III, or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Purchaser in this Agreement or in any of the agreements contemplated hereby; and (i) not take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect.
          (b) Capital Changes. Other than the shares of the Purchaser Common Stock to be sold in the Private Placement, the Purchaser shall not issue or sell any shares of its capital stock or issue or sell any securities convertible or exchangeable into, or Options to subscribe for, any shares of its capital stock and the Purchaser shall not pledge or otherwise encumber any shares of its capital stock. Other than the 94,000,000 shares of the Purchaser Common Stock to be forfeited by the Tamborine Majority Shareholder pursuant to Section 5.14, the Purchaser shall not redeem, retire, purchase or otherwise acquire directly or indirectly any of its issued and outstanding capital stock, Options or any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock. The Purchaser shall not declare, payor set aside for payment any dividend or other distribution in respect of its capital stock, Options or any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock. The Purchaser shall not issue any additional Options or enter into any Contracts containing any profit participation features, stock appreciation rights or phantom stock option plans, or similar Contracts that allows any Person to participate in the equity of the Purchaser. The Purchaser shall not amend its charter or bylaws or merge into or consolidate with any other Person or change the character of its business. In addition, other than the shares of the Purchaser Common Stock to be sold in the Private Placement, the Purchaser shall not allow the transfer of any shares of its capital stock on the stock transfer ledger or other books and records.
          (c) Capital and Other Expenditures. The Purchaser shall not make any Investments or capital expenditures, or commitments with respect thereto. The Purchaser shall not make any loan or advance to any Person (other than accounts receivable made in the ordinary course of business) and shall collect in full any amounts outstanding now due from any Affiliate. The Purchaser shall not make any charitable or other contributions to any Person nor shall it make any commitments therefor.
          (d) Borrowing. The Purchaser shall not incur, assume or Guarantee any Indebtedness not reflected on the Financial Statements except in the ordinary course of business under existing credit facilities as such credit facilities exist on the date hereof.
          (e) Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, the Purchaser shall not enter into any material Contract or transaction or make any commitment or incur any material obligation or liability (including entering into any real property leases).

          (f) Interim Financial Information and Audit. The Purchaser shall supply the Corporation with unaudited monthly operating statements within thirty (30) days after the end of each month ending between the date hereof and the Closing Date, certified by the Purchaser’s president or chief financial officer as having been prepared in accordance with procedures employed by the Corporation in preparing prior monthly operating statements necessary to fairly present the Purchaser’s financial position, results of operations and changes in financial position at and for such periods.
          (g) Full Access and Disclosure. The Purchaser shall afford to the Corporation and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Corporation reasonable access during business hours to the Corporation’s plants, properties, books and records in order that the Corporation may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Purchaser. The Purchaser shall cause its officers, employees, counsel and auditors to furnish such additional financial and operating data and other information as the Corporation shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of the Purchaser. From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to any schedule hereto and shall not change the risk allocation of this Agreement between the Purchaser and the Sellers.
          (h) Tax Matters. The Purchaser shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment relating to the Purchaser or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Purchaser, or any of its Subsidiaries, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, Contract, settlement, surrender, consent or other action or omission, would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Purchaser.
          (i) Fulfillment of Conditions Precedent. The Purchaser shall use its reasonable best efforts to obtain at their expense all such waivers, Permits, consents, approvals or other authorizations from third Persons and Authorities, and to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement.
          (j) Satisfaction of Closing Conditions. Except as required by applicable law, the Purchaser shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Merger set forth in Article VII not being satisfied or (ii) a material delay in the satisfaction of such conditions.
          (k) Tax-Free Qualification. The Purchaser shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective

Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1. Confidentiality. Except as may be required by lawful Order of an Authority of competent jurisdiction, each party agrees that each party and its representatives and its Affiliates and their representatives and advisors will hold in strict confidence all data and information obtained from the other party in connection with the transactions contemplated hereby, except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which a party and its representatives and advisors arc bound); (b) was known to a party prior to its disclosure to such other as demonstrated by such party’s written records; (c) is disclosed to a party by a third party not subject to any duty of confidentiality to the other party prior to its disclosure to such party by the other party, or (d) may be disclosed pursuant to Section 5.7. Each party will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is properly terminated, each party and its Affiliates and their representatives and advisors will promptly return to the other party or destroy all such data, information and other written material (including all copies thereof) which has been obtained by such party, and such party will make no further use whatsoever of any of such or the information and knowledge contained therein or derived therefrom. The provisions of this Section 5.1 shall supersede any confidentiality or similar Contract that may exist between the parties prior to the date hereof.
     5.2. Agreement to Defend. In the event any action, suit, proceeding or investigation is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.
     5.3. Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and the agreements contemplated hereby, and to cooperate with each other in connection with the foregoing, including without limitation using their best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages and other Contracts; (b) to obtain all necessary Permits, consents, approvals and authorizations as are required to be obtained under any Regulation or Order; (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (d) to effect all necessary registrations and filings including, but not limited to, filings and submissions of information requested by Authorities; and (e) to fulfill all conditions to the obligations of the parties under this Agreement. Each of the Purchaser and the Corporation further covenants and agrees that it shall use its respective best efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Regulation or Order the entry, enactment or promulgation thereof, as the case may be.

     5.4. No Solicitation or Negotiation. The Purchaser, the Corporation and the Sellers shall not, and the Purchaser and the Corporation shall use their best efforts to ensure that its shareholders, and any of its and its shareholders’ Affiliates, representatives, officers, employees, directors or agents shall not, directly or indirectly (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person or enter into any Contract or accept any offer relating to or to consummate any (i) reorganization, liquidation, dissolution or recapitalization of the Purchaser or the Corporation, as the case may be; (ii) merger or consolidation involving the Purchaser or the Corporation, as the case may be; (iii) purchase or sale of any of the assets or capital stock, Options, stock appreciation rights, phantom stock options or other similar equity based participations (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock, Options, stock appreciation rights, phantom stock options or other such securities) of the Purchaser or the Corporation, as the case may be (other than a purchase or sale of inventory and worn-out or obsolete assets in the ordinary course of business consistent with past custom and practice and in accordance with the terms of this Agreement); (iv) similar transaction or business combination involving the Purchaser or the Corporation, as the case may be, or their assets; or (v) acquisition by the Purchaser or the Corporation, as the case may be, of other businesses, whether by the purchase of assets or capital stock of another Person; or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing; provided however, nothing herein shall limit or restrict in any way the Purchaser or the Corporation, as the case may be, from communicating with its legal, accounting and other professional advisors or lenders for the purpose of facilitating the transactions contemplated by this Agreement. Each party shall notify the other party immediately if any Person makes any proposal, offer, inquiry or contact to the such party or, to the such party’s knowledge, any other Person for the purpose of effectuating one or more of the foregoing transactions.
     5.5. No Termination of the Corporation’s and the Sellers’ Obligations by Subsequent Incapacity, Dissolution, Etc. Each Seller specifically agrees that the obligations of such Seller hereunder, shall not be terminated by the dissolution of such Seller, by operation of law or by the death or incapacity of any individual Seller. The Corporation hereby agrees that its obligations pursuant to this Agreement shall not be terminated by the dissolution of the Corporation, by operation of law or otherwise.
     5.6. Deliveries After Closing. From time to time after the Closing, at the Purchaser’s request and without expense to the Corporation or any Subsidiary and without further consideration from the Purchaser, the Corporation or any Subsidiary, the Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may’ require to convey, transfer to and vest in the Purchaser and to put the Purchaser in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder.
     5.7. Public Announcements. Prior to the Closing, neither the Sellers, the Corporation nor the Purchaser nor any Affiliate, representative or shareholder of such Persons, shall disclose any of the terms of this Agreement to any third party without the other party’s prior written consent. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior approval of both the Corporation and the Purchaser, which approval shall not be unreasonably withheld. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.
     5.8. Information for the Private Placement Memorandum. On or prior to the date hereof, the Purchaser completed the Private Placement as described in the Private Placement Memorandum. Each of the parties has furnished and shall furnish all information concerning itself that is required or customary for inclusion in the Private Placement Memorandum. If at any time prior to the Effective Time any information relating to the Purchaser, Acquisition or the Corporation, or any of their respective affiliates, trustees, directors or officers, is discovered that should be set forth in an amendment or supplement to the Private Placement Memorandum, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be made to the Private Placement Memorandum and, to the extent required by applicable law, disseminated to the purchasers and prospective purchasers of the Purchaser Common Stock pursuant to the Private Placement Memorandum.
     5.9. Current Information. During the period from the date of this Agreement to the Effective Time, the Corporation and the Purchaser will cause one or more of their designated representatives to confer on a regular and frequent basis (not less than weekly) with each other and to report the general status of the ongoing operations of each of the Purchaser and the Corporation. The Corporation will promptly notify the Purchaser of any material change in the normal course of business or in the operation of the properties of the Corporation and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Corporation and will keep the Purchaser fully informed of such events. The Purchaser will promptly notify the Corporation of any material change in the normal course of business or in the operation of the properties of the Purchaser and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Purchaser and will keep the Corporation fully informed of such events.
     5.10. Directors and Officers of the Purchaser and the Surviving Corporation.
          (a) The Purchaser and the Corporation shall take, or cause to be taken, all action necessary so that at the Effective Time, the directors and officers of the Purchaser shall be as set forth on Schedule 1.7(a) attached hereto.
          (b) The Purchaser, Acquisition and the Corporation shall take, or cause to be taken, all action necessary so that at or immediately after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Exhibits 1.7(a) attached hereto, respectively.
     5.11. Certain Employee Agreements. The Purchaser and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the Corporation and its Subsidiaries that apply to any current or former employees or current or former directors of the Corporation and its Subsidiaries; provided, however, that this undertaking is not intended to prevent the Purchaser from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, or from enforcing any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.
     5.12. Available Cash. Immediately prior to the Effective Time, the Purchaser shall have not less than $500,000 of cash (or cash equivalents) net of any Indebtedness and shall have no liabilities, whether fixed, accrued or contingent other than not more than an aggregate of $100,000 in fees, expenses or disbursements incurred in connection with this Agreement, the Merger, the Private Placement and the consummation of the transactions contemplated herby and thereby.
     5.13. Conveyance Taxes. The Purchaser and the Corporation shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be paid on or before the Effective Time.
     5.14. Purchaser Capitalization Adjustment. On or prior to the Closing Date, the Tamborine Majority Shareholder solely as it relates to the Purchaser’s representations and warranties contained in Section 3.5 “Capitalization” of this Agreement, shall forfeit and tender to the Purchaser for cancellation 94,000,000 shares of the Purchaser Common Stock that is beneficially owned by Tamborine Majority Shareholder.
     5.15. Audited Financial Statement. On or prior to June 30, 2005, an audit of the Corporation’s financial statements for the calendar year ending December 31,2004 shall have been completed and prepared in accordance with GAAP by a recognized independent accounting firm, and a copy of such audited financial statement shall have been delivered to the Purchaser.
     5.16. Stock Incentive Plan. As soon as practicable after the Closing, the Purchaser shall adopt and implement the Purchaser Stock Option Plan pursuant to which the Purchaser shall have the right to issue up to 1,000,000 shares of the Purchaser Common Stock in the form of Options or restricted stock to the Purchaser employees, non-employee directors, consultants and advisors.
     5.17. Restructuring. Prior to the Closing, as described on Schedule 5.17 attached hereto, the Corporation shall effectuate a restructuring of its assets, Affiliates and Subsidiaries whereby (i) each of International Hydrogen Technologies, Inc., a Florida corporation (“IHTI”), and Innovative Engines, Inc. a Florida corporation (“IEI”), shall be formed as wholly owned Subsidiaries of the Corporation, and (ii) each of the shareholders and members, as the case ay be, of SESI and SESLLC, shall exchange their respective shares or membership interests, as the case may be, for shares of the Corporation (the “Restructuring”). Upon consummation of the Restructuring, each of IHTI, IEI, SESI and SESLLC shall be wholly owned Subsidiaries of the Corporation, and any and all assets relating to the Business shall be owned by the Corporation or its Subsidiaries free and clear of any Liens, Contracts or Orders. Any and all Taxes resulting from the Restructuring shall be the responsibility of the Surviving Corporation and the Purchaser and may be paid from the $100,000 allocated for expenses pursuant to Section 5.12.
     5.18. Private Placement. Prior to the Closing, the Purchaser shall sell at least 200,000 shares of the Purchaser Common Stock pursuant to the Private Placement. Pursuant to the terms of the Private Placement, the Purchaser shall sell an additional 1,800,000 shares of the Purchaser Common Stock pursuant to the Private Placement.
     5.19. Termination of Corporation Shareholders Agreements. The Sellers shall cause any and all shareholders agreements of the Corporation, IHTI, IEI, SESI and SES LLC to be terminated at or prior to Closing without any further liability or obligation to the Corporation.
     5.20. Payment of Taxes.
          (a) The Sellers shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the Corporation and its Subsidiaries for all Pre-Closing Periods, including the portion of the Overlap Period up to and including the Closing Date. In addition, the Sellers shall pay Purchaser the amount of any Taxes allocated to the Sellers pursuant to Section 5.20(b) below (to the extent that the Sellers are liable therefor and to the extent not already paid by the Sellers on or before the Closing Date) five (5) business days prior to the due date of such Taxes.
          (b) All Taxes and Tax liabilities with respect to the income, property or operations of the Corporation and its Subsidiaries that relate to the Overlap Period shall be apportioned between the Sellers and Purchaser as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Corporation and its Subsidiaries as though the taxable year of the Corporation or any Subsidiary terminated at the close of business on the Closing Date. The Sellers shall be liable for Taxes of the Corporation and its Subsidiaries which are attributable to the portion of the Overlap Period ending on and including the Closing Date.
          (c) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed in connection with the Merger Consideration or any other transaction that occurs pursuant to this Agreement shall be borne solely by the Sellers.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND ACQUISITION
     Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Purchaser:
     6.1. Representations and Warranties; Performance. The representations and warranties of the Corporation and the Sellers contained in Article II and elsewhere in this Agreement and all information contained in any exhibit and schedule hereto delivered by, or on behalf of, the Corporation and/or the Sellers to the Purchaser, which are modified by materiality shall be true and correct (and all other representations shall be true and correct in all material respects) when made and on the Closing Date as though then made, except as expressly provided herein. The Corporation and the Sellers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The president of the Corporation shall have delivered to the Purchaser a certificate (which shall be addressed to the Purchaser), dated the Closing Date, in the form designated Exhibit 6.1 hereto, certifying to the foregoing.
     6.2. Consents and Approvals. The Purchaser and the Corporation shall have obtained any and all consents, approvals, Orders, Permits or other authorizations required by all applicable Regulations, Orders and Contracts involving the Corporation or binding on its properties and assets, with respect to the execution, delivery and performance of the Agreement and the agreements contemplated hereby, the financing and consummation of the transactions contemplated herein and the conduct of the business of the Corporation in the same manner after the Closing Date as before the Closing Date.
     6.3. No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received certificates (which shall be addressed to the Purchaser), dated the Closing Date, of the president and chief financial officer of the Corporation, in the form of Exhibit 6.3 attached hereto, certifying to the foregoing.
     6.4. No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prevent the consummation of the transactions contemplated hereby.
     6.5. Accounting Matters. The Purchaser shall have received a certificate, dated the Closing Date, of the Corporation’s chief financial officer in form and substance satisfactory to the Purchaser, as to the accuracy of all of the Financial Statements in the form of Exhibit 6.5 attached hereto.
     6.6. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser’s counsel, and the Corporation shall have made available to the Purchaser for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Corporation that the Purchaser may reasonably request in connection with said transaction.
     6.7. Secretary’s Certificate. The Purchaser shall have received a certificate, by the secretary of the Corporation, as to the charter and bylaws of the Corporation, the resolutions adopted by the directors and shareholders of the Corporation in connection with this Agreement, the incumbency of certain officers of the Corporation and the jurisdictions in which the Corporation is qualified to conduct business in the form of Exhibit 6.7 attached hereto.
     6.8. Certificates of Good Standing. At the Closing, the Corporation shall have delivered to the Purchaser certificates issued by the appropriate governmental Authorities evidencing the good standing, with respect to both the conduct of business and the payment of all Taxes, of the Corporation and each of its Subsidiaries as of a date not more than fifteen (15) days prior to the Closing Date as a corporation organized under the laws of the state and as a foreign corporation authorized to do business under the laws of the jurisdictions listed in the schedules hereto.
     6.9. Employment Agreements. Messrs. Donald P. Bunnell, Gregory B. Golden and Lorenzo C. Lamadrid shall have each executed and delivered employment agreements in a form mutually agreed to by the Purchaser and the employee signatory thereto providing for the continued employment of such Persons with the Corporation and containing non-compete and non-solicitation provisions (the “Employment Agreements”).
     6.10. Private Placement. The Purchaser shall have completed the Private Placement and at least 200,000 shares of the Purchaser Common Stock shall have been sold in connection with the Private Placement.
     6.11. Directors and Officers of the Surviving Corporation. Prior to or at the Effective Time, the Corporation shall have taken, or caused to be taken, all necessary corporate action so that, at or immediately after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Schedule 1.7(a).
     6.12. The Corporation Shareholders’ Approval. The Corporation shall have delivered to the Purchaser the Corporation Shareholders’ Approval and the matters set forth therein shall have been effectuated.
     6.13 Restructuring. The Corporation shall have effectuated the Restructuring.
     6.14. Delivery of Stock Certificates. Each Seller shall have delivered at the Closing stock certificates representing all of its Shares, duly endorsed to the Purchaser, together with stock powers executed in blank.
     6.15. Termination of Corporation Shareholders Agreements. The Sellers shall have caused any and all shareholders agreements of the Corporation, IHTI, IEI, SESI and SES LLC to be terminated at or prior to Closing without any further liability or obligation to the Corporation.
     6.16. Other Documents. The Corporation shall have furnished the Purchaser with such other and further documents and certificates, including certificates of the Corporation’s officers and others, as the Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF THE CORPORATION AND THE SELLERS
     Each and every obligation of the Corporation and the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Corporation and the Sellers:

     7.1. Representations and Warranties; Performance. The representations and warranties of the Purchaser contained in Article III and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Purchaser to the Corporation and the Sellers, which are modified by materiality shall be true and correct (and all other representations shall be true and correct in all material respects) when made and on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. The president of the Purchaser shall have delivered to the Corporation and the Sellers a certificate, dated the Closing Date, in the form designated Exhibit 7.1 attached hereto, certifying to the foregoing.
     7.2. Consents and Approvals. The Purchaser shall have obtained any and all consents, approvals, Orders, Permits or other authorizations required by all applicable Regulations or Orders involving the Purchaser, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.
     7.3. No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Corporation shall have received certificates (which shall be addressed to the Corporation), dated the Closing Date, of the president of the Purchaser, in the form of Exhibit 7.3 attached hereto, certifying to the foregoing.
     7.4. No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prevent the consummation of the transactions contemplated hereby.
     7.5. Accounting Matters. The Corporation shall have received a certificate, dated the Closing Date, of the Purchaser’s president in form and substance satisfactory to the Corporation, as to the accuracy of all of the Purchaser’s financial statements in the form of Exhibit 7.5 attached hereto.
     7.6. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Corporation and the Corporation’s counsel, and the Purchaser shall have made available to the Corporation for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Purchaser that the Corporation may reasonably request in connection with said transaction.
     7.7. Certificates of Good Standing. At the Closing, the Purchaser shall have delivered to the Corporation certificates issued by the appropriate governmental Authorities evidencing the good standing, with respect to both the conduct of business and the payment of all Taxes, of the Purchaser and each of its Subsidiaries as of a date not more than fifteen (15) days prior to the Closing Date as a corporation organized under the laws of the state and as a foreign corporation authorized to do business under the laws of the jurisdictions listed in the schedules hereto.

     7.8. Secretary’s Certificate. The Sellers shall have received a certificate, by the secretary of the Purchaser, dated the Closing Date, as to the charter and bylaws of the Purchaser, the resolutions adopted by the directors of the Purchaser in connection with this Agreement, the incumbency of certain officers of the Purchaser and the jurisdictions in which Purchaser is qualified to conduct business in the form of Exhibit 7.8 hereto.
     7.9. Employment Agreements. The Corporation shall have executed the Employment Agreements
     7.10. Directors and Officers of the Surviving Corporation. Prior to or at the Effective Time, the Purchaser and Acquisition shall have taken, or caused to be taken, all necessary corporate action so that, at or immediately after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Schedule 1.7(a) attached hereto.
     7.11. Purchaser Shareholders’ Approval. The Purchaser shall have delivered to the Corporation the Purchaser Shareholders’ Approval and the matters set forth therein shall have been effectuated.
     7.12. The Corporation Agreements. The Purchaser shall have assumed the obligations of the Corporation under the Corporation Employment Agreements on terms reasonably satisfactory to the Corporation.
     7.13. The Purchaser Cash. Immediately prior to the Effective Time, the Purchaser shall have not less than $500,000 of cash (or cash equivalents) net of any Indebtedness and shall have no liabilities, whether fixed, accrued or contingent other than not more than an aggregate of $100,000 in fees, expenses or disbursements incurred in connection with this Agreement, the Merger, the Private Placement and the consummation of the transactions contemplated herby and thereby.
     7.14. Purchaser Capitalization Adjustment. Tamborine Majority Shareholder shall have forfeited and tendered to the Purchaser for cancellation 94,000,000 shares of the Purchaser Common Stock that is beneficially owned by Tamborine Majority Shareholder.
     7.15. Private Placement. The Purchaser shall have completed the Private Placement and at least 200,000 shares of the Purchaser Common Stock shall have been sold in connection with the Private Placement.
     7.16. Shareholder Notice. Pursuant to Section 79-4-11.03 of the MBCA, the Purchaser shall have delivered notice to its shareholders informing them that the Purchaser’s Board of Directors and a majority of the Purchaser’s shareholders entitled to vote adopted this Agreement and approved the Merger, the Private Placement and the transactions contemplated hereby and thereby.
     7.17. Other Documents. The Purchaser shall have furnished the Corporation with such other and further documents and certificates, including certificates of the Purchaser’s officers and others, as the Corporation shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

ARTICLE VIII
CLOSING
     8.1. Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article IX hereof, a closing of the transactions contemplated by this Agreement (the “Closing”) shall be held on or before March 30, 2005 or on such other date (the “Closing Date”) as mutually agreed to by the Purchaser and the Corporation in the offices of White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131, provided that the Closing shall not occur, in any event, after April 18, 2005.
     8.2. Intervening Litigation. If prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of not more than thirty (30) days. If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.
ARTICLE IX
TERMINATION
     9.1. Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:
     (a) by mutual consent of the Purchaser, the Corporation and the Sellers;
     (b) by the Purchaser or the Corporation if this Agreement is not consummated on or before April 18, 2005; provided that if any party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 9.1(b), and each other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable Regulation;
     (c) by the Purchaser if as of the Closing Date any of the conditions specified in Article VI hereof have not been satisfied or if the Sellers or the Corporation is otherwise in default under this Agreement;
     (d) by the Corporation if as of the Closing Date any of the conditions specified in Article VII hereof have not been satisfied or if the Purchaser is otherwise in default under this Agreement;
     (e) by the Purchaser, if the Corporation shall have failed to obtain the Corporation Shareholders’ Approval; or

          (f) by the Corporation, if the Purchaser shall have failed to obtain the Purchaser Shareholders’ Approval.
     9.2. Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 9.1 hereof, and subject to the proviso contained in Section 9.1(b) this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:
          (a) each party shall either destroy or redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;
          (b) all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and
          (c) other than as provided in Section 11.13 no non-breaching party hereto shall have any liability or further obligation to any other party to this Agreement.
ARTICLE X
INDEMNIFICATION
     10.1. Indemnification of Officers and Directors.
          (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Purchaser and the Surviving Corporation shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or management employee of the Corporation and the Purchaser and their respective Subsidiaries (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), Claims, damages, costs, liabilities, judgments or (subject to the proviso of the next succeeding sentence) amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or management employee of such party or any Subsidiary thereof, whether pertaining to any matter existing or occurring after the Effective Time and whether asserted or claimed after the Effective Time and (ii) all liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, or the transactions contemplated hereby; provided, however, that no such indemnification shall be required to be paid to an Indemnified Party with respect to any losses, expenses, Claims, damages, costs, liabilities, judgments or amounts that are finally determined by a court of competent jurisdiction (after exhaustion of all appeals) or in an arbitration conducted in accordance with this Agreement), or as may be mutually determined, and set forth in a writing signed, by the Purchaser, the Surviving Corporation and the Indemnified Party (each in its sole discretion), to have resulted solely from the fraud, gross negligence or willful misconduct of such Indemnified Party. In the event of any such loss, expense, Claim, damage, cost, liability, judgment or settlement (whether or not arising before the Effective Time), (A) the Purchaser and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Purchaser and the Surviving Corporation, promptly after statements therefor are received, and otherwise advance to the Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, (B) the Purchaser and the Surviving Corporation shall cooperate in the defense of any such matter and (C) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards under applicable law or as set forth in the Purchaser’s or the Surviving Corporation’s articles of incorporation or bylaws, as applicable, shall be made by independent counsel mutually acceptable to the Purchaser, the Surviving Corporation and the Indemnified Party; provided, however, that the Purchaser and the Surviving Corporation shall not be liable for any settlement effected without their written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to separate counsel.
          (b) Successors. In the event the Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, the Purchaser shall use reasonable efforts to provide a provision that the successors and assigns of the Purchaser shall assume the obligations set forth in this Section 10.1.
          (c) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Purchaser and the Corporation and their respective Subsidiaries with respect to their activities as such prior to or at the Effective Time, as provided in their respective articles of incorporation or bylaws or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.
          (d) Benefit. The provisions of this Section 10.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.
          (e) Taxes. Notwithstanding any provision to the contrary contained in this Agreement, each Seller agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates (including the Surviving Corporation, the Corporation and their Subsidiaries) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) on an after-tax basis against (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 2.13 of this Agreement to be true and correct as of the Closing Date; (ii) all Taxes imposed on or asserted against the properties, income or operations of the Corporation or its Subsidiaries, or for which the Corporation or any of its Subsidiaries may otherwise be liable, for all Pre-Closing Periods; (iii) all Taxes imposed on the Corporation or any of its Subsidiaries, or for which the Corporation or any of its Subsidiaries may be liable, as a result of any transaction contemplated by this Agreement; and (iv) all Taxes imposed on the Corporation or any of its Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     11.1. Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein. No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.
     11.2. Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing to be effective.
     11.3. Certain Definitions.
          “24/7” shall have the meaning set forth in 2.16(j).
          “AAA” shall have the meaning set forth in Section 11.17.
          “Acquisition” shall have the meaning set forth in the preamble.
          “Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, 5% or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, 5% or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of its affairs by such Person; (f) any director, officer, partner or individual holding a similar position in respect of such Person; or (g) as to any natural Person, any Person related by blood, marriage or adoption and any Person owned by such Persons.
          “Agreement” shall have the meaning set forth in the preamble.

          “Articles of Merger” shall have the meaning set forth in Section 1.2.
          “Authority” means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.
          “Business” shall have the meaning set forth in the preamble.
          “CERCLA: means Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Regulations thereunder.
          “Certificates” shall have the meaning set forth in Section 1.10(a).
          “Claim” means any action, suit, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.
          “Closing” shall have the meaning set forth in Section 8.1.
          “Closing Date” shall have the meaning set forth in Section 8.1.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.
          “Contract” means any agreement, contract, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.
          “Corporation” shall mean, notwithstanding any definition in the preamble, Synthesis Energy Holdings Corporation, Inc., a Florida corporation, and its Subsidiaries, including without limitation 1HTI, IEI, SESI, and SESLLC, taken as a whole,.
          “Corporation Board Approval” shall have the meaning set forth in Section 2.27.
          “Corporation Capital Stock” shall have the meaning set forth in Section 1.8.
          “Corporation Common Stock” shall have the meaning set forth in Section 1.8.
          “Corporation Intellectual Property” shall mean all Intellectual Property owned by the Corporation or used in connection with the business of the Corporation and/or any of its Subsidiaries.
          “Corporation Shareholders’ Approval” shall have the meaning set forth in Section 2.28.
          “Effective Time” shall have the meaning set forth in Section 1.3.
          “Employee Benefit Plans” shall have the meaning set forth in Section 2.15(a).
          “Employment Agreements” shall have the meaning set forth in Section 6.9.

          “Environmental Law” shall mean any Regulation, Order, settlement agreement or Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning the environment, health, safety or Hazardous Substances, including without limitation, discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Substances, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, including but not limited to CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act, any so-called “Superlien” law, all as now or hereafter amended or supplemented, and the Regulations promulgated thereunder, and any other similar Federal, state or local Regulations.
          “ERISA” shall have the meaning set forth in Section 2.l5(a).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Exchange Ratio” shall have the meaning set forth in Section 1.8(c).
          “FBCA” shall have the meaning set forth in the preamble.
          “Financial Statements” shall have the meaning set forth in Section 2.7(a).
          “Financial Statement Date” shall have the meaning set forth in Section 2.7(a).
          “GAAP” means U.S. generally accepted accounting principles, consistently applied, as in existence at the date hereof.
          “Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.
          “Hazardous Substances” shall be construed broadly to include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, ura formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any governmental Authority and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products or by-products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Law or which are or could reasonably be expected to become regulated, listed or controlled by, under or pursuant to any Environmental Law, or which has been or shall be determined or interpreted at any time by any Authority to be a hazardous or toxic substance regulated under any other Regulation or Order.
          “IEI” shall have the meaning set forth in Section 5.17.
          “IHTI” shall have the meaning set forth in Section 5.17.
          “Indebtedness” with respect to any Person means (a) any obligation of such Person for borrowed money, but in ~U1y event shall include: (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; and (v) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested; (c) annual employee bonus obligations that are not accrued on the Financial Statements; and (d) retroactive insurance premium obligations.
          “Indemnified Party” shall have the meaning set forth in Section 10.1(a).
          “Indemnified Parties” shall have the meaning set forth in Section 10.1(a).
          “Intellectual Property” means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators (“URLs”), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all goodwill associated with, and all derivatives, improvements and refinements of, any of the foregoing).
          “Investment” shall mean (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, Options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.
          “Lien” means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person.
          “Material Adverse Change” means any developments or changes which would have a Material Adverse Effect.
          “Material Adverse Effect” means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect in respect of the Corporation’s business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.
          “ MBCA” shall have the meaning set forth in Section 3.21.
          “Merger” shall have the meaning set forth in the preamble.
          “Merger Consideration” shall have the meaning set forth in Section 1.8(c).
          “Merger Transactions” shall have the meaning set forth in Section 1.8(c).
          “Option” means any subscription, option, warrant, right, security, Contract, commitment, understanding, stock appreciation right, phantom stock option, profit participation or arrangement by which (a) with respect the Corporation, the Corporation is bound to issue any additional shares of its capital stock or an interest in the equity or equity appreciation of the Corporation or rights pursuant to which any Person has a right to purchase shares of the Corporation’s capital stock or an interest in the equity or equity appreciation of the Corporation or (b) with respect to a Seller, the Seller is bound to sell or allow another Person to vote, encumber or control the disposition of any shares of the Corporation’s capital stock or rights pursuant to which any Person has a right to purchase, vote, encumber or control the disposition of shares of the Corporation’s capital stock from the Seller.
          “Order” means any writ, decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by an Authority.

          “Overlap Period” means a taxable year or other taxable period that begins on or before the Closing Date and ends after the Closing Date.
          “Permits” means all permits, licenses, registrations, certificates, Orders, qualifications or approvals required by any Authority or other Person.
          “Permitted Liens” means (a) statutory Liens not yet delinquent and immaterial in amount; (b) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets; ( c) Liens reflected in the Financial Statements or the notes thereto; (d) the rights of customers of the Corporation with respect to inventory or work in progress under purchase orders or Contracts entered into by the Corporation in the ordinary course of business; (e) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or which arc being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien; and (f) deposits or pledges to secure workmen’s compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade Contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business and immaterial in amount.
          “Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.
          “Policies” means all Contracts that insure (a) the Corporation’s or any of its Subsidiaries, properties, plant and equipment for loss or damage; and (b) the Corporation or any of its Subsidiaries or their officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.
          “Private Placement” means that certain offering of up to 2,000,000 shares of Purchaser Common Stock for a maximum aggregate amount equal to $5,000,000 pursuant to the terms and conditions set forth in the Private Placement Memorandum.
          “Private Placement Memorandum” means that certain Confidential Private Placement Memorandum, dated as of March 9, 2005, as amended by that certain Amended and Restated Confidential Private Placement Memorandum, dated as of March 30, 2005, and as may be amended or supplemented, describing the Private Placement.
          “Purchaser” shall have the meaning set forth in the preamble.
          “Purchaser Board Approval” shall have the meaning set forth in Section 3.22.
          “Purchaser Common Stock” shall have the meaning set forth in Section 1.8.
          “Purchaser Shareholders’ Approval” shall have the meaning set forth in Section 3.23.

     “Purchaser Stock Option Plan” shall have the meaning set forth in Section 3.5.
     “Regulation” means any rule, law, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law or other binding action of or by an Authority and any judicial interpretation thereof.
     “Restructuring” shall have the meaning set forth in Section 5.17.
     “Rules” shall have the meaning set forth in Section 11.17.
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall have the meaning set forth in Section 2.25.
     “Sel1ers” shall have the meaning set forth in the preamble.
     “Server” shall have the meaning set forth in Section 2.16(j).
     “SESI” shall have the meaning set forth in Section 2.7(a).
     “SESLLC” shall have the meaning set forth in Section 2.7(a).
     “Shares” shall have the meaning set forth in Section 1.8(c).
     “Sites” shall have the meaning set forth in 2.16(j).
     “Subsidiary” any Person in which the Corporation has (a) an Investment; (b) advanced funds or provided financial accommodations to which, in each case, is secured by an Investment in; or (c) has an Option to acquire an Investment in such Person.
     “Surviving Corporation” shall have the meaning set forth in Section 1.1.
     “Tax Returns” shall have the meaning set forth in Section 2.13(a).
     “Tamborine Majority Shareholder” shall have the meaning set forth in Section 1.8(c).
     “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

          “Taxing Authorities” means Internal Revenue Service and any other Federal, state, or local Authority which has the right to impose Taxes on the Corporation or the Sellers.
          “VEBA” shall have the meaning set forth in Section 2.15(a).
          11.4. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) one (1) business day after being delivered by hand, (b) five (5) business days after being mailed first class or certified with postage paid or (c) one (1) business day after being couriered by overnight receipted courier service:
          (a) If to the Corporation or the Sellers, to:
Synthesis Energy Holdings, Inc.
1424 West 28th Street
Miami Beach, Florida 33140 Attn:
Lorenzo C. Lamadrid
and
Synthesis Energy Holdings, Inc.
Level 21 HSBC Tower — 21 Yin Cheng E Road
Shanghai 200120 China
Attn: Donald P. Bunnell
          (b) If to the Purchaser, to:
Tamborine Holdings, Inc.
1450 Fifth Avenue
Suite 2200
Seattle, Washington 98101
Attn: Alexander E. Gomez
or to such other Person or address as the Purchaser shall furnish by notice to the Corporation in writing.
     11.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
     11.6. Governing Law. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.
     11.7. Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. If this Agreement is executed by the Purchaser and one or more Sellers, it shall be deemed to be a valid Contract as between 3l1d among such signatories notwithstanding that other Sellers may be named herein. Sellers subsequently executing this Agreement shall become parties hereto as and when their executed signature pages are delivered to the Purchaser and the Corporation.
     11.8. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.9. Entire Agreement. This Agreement, including the schedules and exhibits hereto and the Contracts, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior Contracts, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no Contracts, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.
     11.10. Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of a posting of a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.
     11.11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     11.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.13. Expenses. The Purchaser and the Corporation (for itself and on behalf of the Sellers) shall each bear its own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including attorney’s fees and expenses) from the party against which such action or proceeding is brought in addition to any other relief to which such prevailing party may be entitled.
     11.14. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any person, other than the parties of such permitted successors and assigns, any legal or equitable rights hereunder.
     11.15. Schedules. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representation or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such applicable schedule or a specific cross reference to a disclosure on another schedule is made. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
     11.16. No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     11.17. Dispute Resolution. If the parties should have a dispute arising out of or relating to this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 11.17; (ii) during the forty-five (45) day period following the delivery of the notice described in Section 11.17(i) above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the parties arc unable to resolve the disputed issue through negotiation, then within fifteen (15) days after the period described in Section 11.17(ii) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Florida, regardless of principles of conflicts of laws; provided, further, that the foregoing provisions of this Section 11.17 shall not apply with respect to any equitable or prejudgment remedies available to a party hereunder or pursuant to any applicable law. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the Florida Rules of Civil Procedure and (ii) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within fifteen (15) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than thirty (30) days.
Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida or the Federal District Court for the Southern District of Florida. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MA Y LEGALLY AND EFFECTIVELY DO SO, TRIAL BY WRY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
     11.18. Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; ( e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
*****

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and delivered on its behalf by one of its duly authorized officers, all as of the day and year first above written.

TAMBORINE HOLDINGS, INC.

By: Name:	/s/ Alexander E. Gomez Alexander E. Gomez
Title:	President

SES ACQUISITION CORPORATION

By: Name:	/s/ Alexander E. Gomez Alexander E. Gomez
Title:	President

SYNTHESIS ENERGY HOLDINGS, INC.

By:	/s/ Lorenzo Lamadrid
Name:	Lorenzo Lamadrid
Title:	Chairman

SELLERS:

/s/ Lorenzo Lamadrid

Lorenzo Lamadrid

/s/ Gregory B. Golden

Gregory B. Golden

/s/ Donald P. Bunnell

Donald P. Bunnell

/s/ Fred A. Breidenbach

Fred A. Breidenbach

/s/ Huang Da Li

Huang Da Li

AZURE INTERNATIONAL HOLDINGS LTD.

By:	/s/ Stephen M. Terry

Name:	Stephen M. Terry
Title:	Chief Financial Officer

/s/ Chen Xiao Dong

Chen Xiao Dong

/s/ Wang Yi

Wang Yi

/s/ Alexander Gomez

Alexander Gomez (solely with respect to Section 5.14 of this Agreement)